Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE LAPORTE SAVINGS BANK

AND

CITY SAVINGS FINANCIAL CORPORATION

AND

CITY SAVINGS BANK

DATED AS OF MARCH 8, 2007

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2
ARTICLE II. THE MERGER		11
2.1	The Merger	11
2.2	Effect of the Merger	11
2.3	Conversion of Shares Upon Merger	12
2.4	CSFC Stock Options	12
2.5	Merger Consideration	12
2.6	Exchange of CSFC Common Stock	17
2.7	Tax-Free Reorganization	19
2.8	Reorganization	19
2.9	Minority Stock Offering	19
2.10	Alternative Structure	20
ARTICLE III. OTHER AGREEMENTS		20
3.1	Confidentiality; Access	20
3.2	Disclosure Schedules	20
3.3	Duties Concerning Representations	21
3.4	Deliveries of Information; Consultation	21
3.5	Directors’ and Officers’ Indemnification and Insurance	22
3.6	Letter(s) of Accountants	23
3.7	Legal Conditions to Merger	23
3.8	Stock Listing	23
3.9	Announcements	23
3.10	Best Efforts	23
3.11	Employees	23
3.12	Employee and Termination Benefits; Directors and Management	23
3.13	Listing of LPSB Common Stock	26
3.14	Affiliates	26
3.15	Controls	26
3.16	Appointment to LPSB Board of Directors	27
3.17	Meeting of CSFC Shareholders	27
3.18	Voting Agreements	28
3.19	Notification of Certain Matters	28
3.20	Supplemental Indenture	28
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF CSFC		28
4.1	Organization and Qualification; Subsidiaries	28
4.2	Articles of Incorporation and Bylaws	29
4.3	Capitalization	29
4.4	Authorization; Enforceability	30
4.5	No Violation or Conflict	30
4.6	Title to Assets; Leases	30
4.7	Litigation	30
4.8	Securities and Banking Reports; Books and Records	31
4.9	Absence of Certain Changes	32
4.10	Buildings and Equipment	32

4.11	CSFC Existing Contracts	33
4.12	Investment Securities	33
4.13	Contingent and Undisclosed Liabilities	33
4.14	Insurance Policies	33
4.15	Employee Benefit Plans	33
4.16	No Violation of Law	35
4.17	Brokers	35
4.18	Taxes	35
4.19	Real Estate	36
4.20	Governmental Approvals	37
4.21	No Pending Acquisitions	37
4.22	Labor Matters	37
4.23	Indebtedness	37
4.24	Permits	38
4.25	Disclosure	38
4.26	Information Supplied	38
4.27	Vote Required	38
4.28	Opinion of Financial Advisor	38
4.29	Environmental Protection	38
4.30	Controls and Procedures	39
4.31	Community Reinvestment Act	39
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF LPSB		39
5.1	Organization and Capitalization; Business	39
5.2	Authorization; Enforceability	40
5.3	No Violation or Conflict	40
5.4	Litigation	41
5.5	Governmental Approvals	41
5.6	Cash Payment	41
5.7	Compliance with Laws	41
5.8	Consummation	41
5.9	Banking Reports; Books and Records	41
5.10	Absence of Certain Changes	42
5.11	Taxes	42
5.12	Title to Assets; Leases	43
5.13	Contingent and Undisclosed Liabilities	43
5.14	Employee Benefit Plans	43
5.15	Labor Matters	43
5.16	Disclosure	44
5.17	Information Supplied	44
5.18	Environmental Protection	44
5.19	Community Reinvestment Act	45
ARTICLE VI. CONDUCT OF BUSINESS OF THE PARTIES PENDING THE MERGER		45
6.1	Conduct of Business by CSFC Until the Effective Time	45
6.2	Acquisition Transactions	50
6.3	Plan of Reorganization	51
6.4	Formation of Merger Corp	52

ii

6.5	CSFC Options	52
6.6	Environmental Reports	52
ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		52
7.1	Conditions to Each Parties Obligations to Effect the Merger	52
7.2	Conditions to Obligation of LPSB	53
7.3	Conditions to Obligation of CSFC and City Savings Bank	55
ARTICLE VIII. TERMINATION		56
8.1	Termination	56
8.2	Effect of Termination	58
8.3	Willful Breach	59
ARTICLE IX. MISCELLANEOUS		59
9.1	Entire Agreement; Amendment	59
9.2	Survival	59
9.3	Governing Law	60
9.4	Assignment	60
9.5	Notices	60
9.6	Counterparts; Headings	60
9.7	Interpretation	61
9.8	Severability	61
9.9	Specific Performance	61
9.10	No Reliance	61
9.11	Further Assurances	61

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 8, 2007, by and among The LaPorte Savings Bank (“LPSB”), an Indiana chartered mutual savings association, City Savings Financial Corporation, an Indiana chartered corporation and savings and loan holding company (“CSFC”), and City Savings Bank, an Indiana chartered savings association and wholly owned subsidiary of CSFC.

RECITALS

WHEREAS, the respective Boards of Directors of LPSB, CSFC and City Savings Bank have determined that it is in the best interest of their respective companies and shareholders or depositors, as the case may be, to consummate the business combination transactions provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, CSFC will merge with and into Merger Corp., a federally chartered interim corporation to be formed as a subsidiary of Bancorp (as hereinafter defined), with Merger Corp. being the surviving entity and simultaneously with, or as soon thereafter as practicable, Merger Corp. will be merged with and liquidated into Bancorp;

WHEREAS, City Savings Bank will merge with and into LPSB with LPSB as the surviving entity;

WHEREAS, all of the directors and executive officers of CSFC have agreed, in their capacity as shareholders of CSFC, to vote their shares of CSFC Common Stock in favor of this Agreement pursuant to separate voting agreements (in the form attached as Exhibit D hereto);

WHEREAS, the Merger will be conducted immediately following a Minority Stock Offering by Bancorp; and

WHEREAS, the transactions provided herein are subject to various regulatory approvals and other conditions specified herein.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that:

ARTICLE I.

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

Acquisition. “Acquisition” shall mean any of the following involving CSFC or City Savings Bank other than the Merger and the Minority Stock Offering:

(a) any merger, consolidation, share exchange, business combination or other similar transaction;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 24.9% or more of assets in a single transaction or series of related transactions, excluding from this calculation any such transactions undertaken in the ordinary course of business and consistent with past practice;

(c) any sale of 24.9% or more of the outstanding shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire capital stock);

(d) the filing of an acquisition application (or the giving of acquisition notice), whether in draft or final form, under HOLA or under any other applicable Law with respect to it;

(e) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 24.9% or more of the then outstanding shares of capital stock; or

(f) any public announcement of a proposal, plan or intention to do any of the foregoing.

Acquisition Proposal. “Acquisition Proposal” shall mean the making of any proposal by any Person concerning an Acquisition.

Affiliate. “Affiliate” shall mean, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first Person, including without limitation all directors and executive officers of the first Person.

Affiliate Letter. “Affiliate Letter” shall mean a letter from each Affiliate of CSFC substantially in the form of Exhibit E attached to this Agreement.

Agreement. “Agreement” shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedules, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

Bancorp. “Bancorp” shall mean LaPorte Bancorp, Inc., a federally chartered mid-tier holding company to be formed in the Reorganization. Bancorp will be a majority owned subsidiary of LaPorte Savings Bank MHC.

Bancorp Common Stock. “Bancorp Common Stock” shall mean the common stock, $0.01 par value per share of Bancorp.

Buildings. “Buildings” shall mean all buildings, fixtures, structures and improvements (including without limitation stand-alone automated teller machines or similar devices) used by a Person or an Affiliate and located on the Person’s real estate.

CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may be in effect from time to time.

City Savings Bank. “City Savings Bank” shall mean City Savings Bank, an Indiana chartered stock savings and loan association which is the wholly owned subsidiary of CSFC.

Closing. “Closing” shall mean the conference to be held at 9:00 a.m., Eastern Time, on the Closing Date at the offices of Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, NW, Washington, DC 20015, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

Closing Date. “Closing Date” shall mean the date of the Effective Time or such other date as the parties may mutually agree to in writing.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, as the same may be in effect from time to time.

Contracts. “Contracts” shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which the relevant Person is a party or by which it is bound.

Control. “Control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. “Control,” as used with respect to securities or other property, shall mean the power to exercise or direct the exercise of any voting rights associated therewith, or the power to dispose or direct the disposition thereof, or both.

CSFC. “CSFC” shall mean City Savings Financial Corporation, an Indiana chartered corporation headquartered in Michigan City, Indiana, which is registered as a unitary savings and loan holding company under HOLA and the rules and regulations of the OTS promulgated thereunder.

CSFC Common Stock. “CSFC Common Stock” shall mean all of the authorized shares of common stock, without par value, of CSFC.

CSFC Disclosure Schedule. “CSFC Disclosure Schedule” shall mean the disclosure schedule, dated the date of this Agreement, delivered by CSFC to Bancorp contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

CSFC Executives. “CSFC Executives” shall mean the individuals who serve as executive officers of CSFC or City Savings Bank.

CSFC Existing Indebtedness. “CSFC Existing Indebtedness” shall mean all Indebtedness of CSFC and the CSFC Subsidiaries.

CSFC Existing Liens. “CSFC Existing Liens” shall mean all Liens affecting any of the assets and properties of CSFC or any CSFC Subsidiary (except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby).

CSFC Existing Litigation. “CSFC Existing Litigation” shall mean all pending or, to the Knowledge of CSFC, threatened material claims, suits, audit inquiries, charges, workers compensation claims, litigation, arbitrations, proceedings, governmental investigations, citations and actions of any kind against CSFC or any CSFC Subsidiary, or affecting any assets or the business of CSFC or any CSFC Subsidiary, all of which are listed and briefly described on the CSFC Disclosure Schedule.

CSFC Existing Plans. “CSFC Existing Plans” shall mean all existing Employee Benefit Plans of CSFC and the CSFC Subsidiaries which are listed on the CSFC Disclosure Schedule.

CSFC Meeting. “CSFC Meeting” shall mean the special or annual meeting of the CSFC Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be necessary or desirable.

CSFC Real Estate. “CSFC Real Estate” shall mean the parcels of real property identified in the legal descriptions set forth in the CSFC Disclosure Schedule.

CSFC Shareholders. “CSFC Shareholders” shall mean all Persons owning shares of CSFC Common Stock on the relevant date of inquiry.

CSFC Stock Option Plan. “CSFC Stock Option Plan” shall mean the City Savings Financial Corporation Stock Option Plan.

CSFC Stock Options. “CSFC Stock Options” shall mean all options to purchase shares of CSFC Common Stock granted pursuant to the CSFC Stock Option Plan that are outstanding as of the relevant time of inquiry, whether or not such options are exercisable prior to the Effective Time.

CSFC Subsidiaries. “CSFC Subsidiaries” shall mean those Subsidiaries of CSFC listed on the CSFC Disclosure Schedule pursuant to Section 4.1(c) of this Agreement.

Disclosure Schedules. “Disclosure Schedules” shall mean the CSFC Disclosure Schedule and the LPSB Disclosure Schedule.

Employee Benefit Plans. “Employee Benefit Plans” shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, deferred compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the relevant Person.

Environmental Claim. “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by a Person or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

Environmental Laws. “Environmental Laws” shall mean all federal, state, local or foreign statutes, Laws, rules, ordinances, codes, policies, guidelines, and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Environmental Permits. “Environmental Permits” shall mean environmental, health and safety permits and governmental authorizations necessary for the operations of a Person under Environmental Laws.

Equipment. “Equipment” shall mean all equipment, boilers, furniture, fixtures, motor vehicles, furnishings, office equipment, computers and other items of tangible personal property owned by the relevant Person which are either presently used, or are used on the Closing Date, by the relevant Person in the conduct of its business.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as the same may be in effect from time to time.

FDIA. “FDIA” shall mean the Federal Deposit Insurance Act, as the same my be in effect from time to time.

FDIC. “FDIC” shall mean the Federal Deposit Insurance Corporation.

FHLB of Indianapolis. “FHLB of Indianapolis” shall mean the Federal Home Loan Bank of Indianapolis.

Fraction Payment. “Fraction Payment” shall mean any cash paid for fractional share interests paid pursuant to Section 2.6(c) of this Agreement.

Hazardous Materials. “Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; (b) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes, restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any governmental authority.

HOLA. “HOLA” shall mean the Home Owners’ Loan Act, as the same may be in effect from time to time, including the rules and regulations of the OTS promulgated thereunder.

IBCL. “IBCL” shall mean the Indiana Business Corporation Law.

IC. “IC” shall mean the Indiana Code.

IDFI. “IDFI” shall mean the Indiana Department of Financial Institutions.

Indebtedness. “Indebtedness” shall mean all liabilities or obligations (except deposit accounts) of the relevant Person, whether primary or secondary, absolute or contingent: (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of the relevant Person.

Investment Securities. “Investment Securities” shall mean all investment securities of the relevant Person permitted to be held by the relevant Person under Law.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. “Knowledge” of a Person shall mean, for purposes of this Agreement, when any fact or matter is stated to be “to the Knowledge” of that Person or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter by the executive officers of the Person and its Subsidiaries.

Law. “Law” shall mean any federal, state, local or other law, rule, regulation, policy or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies or other Persons.

LaPorte MHC. “LaPorte MHC” shall mean LaPorte Savings Bank MHC, a federally chartered mutual holding company to be formed in connection with the Reorganization.

Lien. “Lien” shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

LPSB. “LPSB” shall mean The LaPorte Savings Bank, an Indiana chartered savings bank headquartered in LaPorte, Indiana, which is a wholly owned subsidiary of Bancorp.

LPSB Disclosure Schedule. “LPSB Disclosure Schedule” shall mean the disclosure schedule, dated the date of this Agreement, delivered by LPSB to CSFC contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

LPSB Existing Plans. “LPSB Existing Plans” shall mean all existing Employee Benefit Plans of LPSB and the LPSB Subsidiaries which are listed on the LPSB Disclosure Schedule.

LPSB Subsidiaries. “LPSB Subsidiaries” shall mean the following wholly-owned subsidiary of LPSB: LPSB Investments, Ltd., which constitutes the only direct and indirect subsidiary of Bancorp.

Material Adverse Effect. “Material Adverse Effect” shall mean any change or effect that is or is reasonably likely to be materially adverse to the financial condition or results of operations of the relevant Person and its Subsidiaries, taken as a whole or that would reasonably be expected to materially and adversely affect the ability of the relevant Person to consummate the transactions contemplated in this Agreement or to perform their material obligations hereunder; provided, however, that “Material Adverse Effect” shall not be deemed to include (i) the impact of actions or omissions of a Party taken with the prior written consent of the other in contemplation of the transactions contemplated by this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institutions industries, (iii) changes in generally accepted accounting principles, (iv) expenses incurred in connection with this Agreement and the Merger including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans in amounts disclosed in the disclosure schedules to this agreement, (v) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions including changes in interest rates and any impact of such changes in rates on the securities portfolios of the parties, or (vi) the occurrence of any military or terrorist attack within the United States or any of its possessions.

Material Contract. “Material Contract” shall mean any Contract of a Person or any of its subsidiaries which constitutes:

(a) a lease of any assets involving in excess of $15,000 per year, or agreement to purchase or sell, any assets involving in excess of $25,000;

(b) any management, consulting, employment, personal service, severance, agency or other contract or contracts providing for employment or rendition of services and which: (i) creates other than an at will employment relationship; or (ii) provides for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation;

(c) any agreements or notes evidencing any Indebtedness;

(d) a power of attorney (whether revocable or irrevocable) given to any other person by the Person that is in force;

(e) an agreement by the Person not to compete in any business or in any geographical area;

(f) an agreement restricting the Person’s right to use or disclose any information in its possession;

(g) a partnership, joint venture or similar arrangement;

(h) a license involving payments in excess of $10,000 per year;

(i) an agreement or arrangement with any Affiliate which is not a Subsidiary;

(j) an agreement for data processing services;

(k) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or other regulatory order or decree with or by the SEC, OTS, FDIC, IDFI or any other regulatory authority; or

(l) any other agreement or set of related agreements or series of agreements which: (i) involve an amount in excess of $10,000 on an annual basis or $30,000 in the aggregate; or (ii) is not in the ordinary course of business of the Person or any Subsidiary of the Person.

Merger. “Merger” shall mean collectively the Corporate Merger, the Mid-Tier Merger, the Bank Merger and any other mergers by interim corporate entities necessary to effectuate the transactions contemplated by this Agreement.

Merger Corp. “Merger Corp.” shall mean a federally chartered corporation to be formed by Bancorp for the purpose of effecting the transactions contemplated by this Agreement.

OTS. “OTS” shall mean the Office of Thrift Supervision, United States Department of the Treasury, or any successor agency.

Permits. “Permits” shall mean all licenses, permits, approvals, franchises, qualifications, permissions, agreements, orders and governmental authorizations required for the conduct of the business of the relevant Person.

Permitted Liens. “Permitted Liens” shall mean those CSFC or City Savings Bank Existing Liens which are expressly noted as Permitted Liens on a Disclosure Schedule.

Person. “Person” shall mean a natural person, corporation, bank, trust, partnership, association, governmental entity, agency or branch or department thereof, or any other legal entity.

Proxy Statement. “Proxy Statement” shall mean the proxy statement of CSFC to be distributed to the CSFC Shareholders in connection with the CSFC Special Meeting and the approval of the Merger by the CSFC Shareholders and which shall also constitute a prospectus with respect to the shares of Bancorp Common Stock to be issued in the Merger.

Recognition and Retention Plan. “Recognition and Retention Plan” shall mean the City Savings Bank Recognition and Retention Plan and Trust, formerly named the Michigan City Savings and Loan Association Recognition and Retention Plan and Trust.

Registration Statement. “Registration Statement” shall mean a registration statement or registration statements on Form SB-2, Form S-4 or other appropriate form to be filed under the Securities Act by Bancorp in connection with the Merger for purposes of registering the shares of Bancorp Common Stock to be issued in the Merger pursuant to this Agreement and in connection with the Minority Stock Offering for purposes of registering the shares of Bancorp Common Stock to be issued in the Minority Stock Offering.

Regulatory Approvals. “Regulatory Approvals” shall mean all of the approvals, clearances and nonobjections which are conditions precedent to consummating the Merger and the Minority Stock Offering, as specified in Section 7.1(c) of this Agreement.

Release. “Release” shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, as the same may be in effect from time to time.

Subsidiary. “Subsidiary” shall mean any corporation, financial institution, joint venture, partnership, limited liability company, trust or other business entity: (i) 25% or more of any outstanding class of whose voting interests is directly or indirectly owned by the relevant Person, or is held by it with power to vote; (ii) the election of a majority of whose directors, trustees, general partners or comparable governing body is controlled in any manner by the relevant Person; or (iii) with respect to the management or policies of which the relevant Person has the power, directly or indirectly, to exercise a controlling influence. Subsidiary shall include an indirect Subsidiary of the relevant Person which is controlled in any manner specified above through one or more corporations or financial institutions which are themselves Subsidiaries.

Other Defined Terms. The following additional terms are defined in the specific Section to which they relate:

TERM	SECTION
Acquisition Agreement	8.1(k)
Bank Merger	2.2(b)
Cash Consideration	2.5(a)(i)
Cash Conversion Number	2.5(b)(i)
Cash Election	2.5(d)(iii)
Cash Election Number	2.5(d)(iii)
Cash Election Shares	2.5(d)(iii)
Cash Proration Factor	2.5(e)(ii)
Certificates	2.5(d)(ii)
Corporate Merger	2.2 (a)
Costs	8.2(c)
CSFC Approvals	4.1(a)
CSFC Reports	4.8
DCA	3.12(d)(2)
DRP	3.12(d)(3)
Effective Time	2.1
Election Deadline	2.5(d)(ii)
Election Form	2.5(d)(i)
Environmental Condition	6.6
ESOP	3.12(e)
Exchange Agent	2.6(a)
Exchange Fund	2.6(e)
Exchange Ratio	2.5(a)(ii)
Franklin Property	6.6
Indemnified Parties	3.5(a)
Insurance Amount	3.5(b)
LPSB Approvals	5.1
LPSB Proposal	6.2(b)
LPSB Reports	5.9
Merger Consideration	2.5(a)
Mid-Tier Merger	2.2(a)
Minority Stock Offering	2.9(a)
Mixed Election	2.5(d)(iii)
Non-Election	2.5(d)(iii)
Non-Election Proration Factor	2.5(e)(ii)
Non-Election Shares	2.5(d)(iii)
Phase II	6.6
Plan of Reorganization	6.3
Remediation Estimate	6.6
Reorganization	2.8
Representative	2.5(d)(i)
Shortfall Number	2.5(e)(ii)
Stock Consideration	2.5(a)(ii)
Stock Conversion Number	2.5(b)(ii)
Stock Election	2.5(d)(iii)
Stock Election Number	2.5(d)(iii)

TERM	SECTION
Stock Election Shares	2.5(d)(iii)
Stock Proration Factor	2.5(e)(i)
Superior Proposal	6.2(a)
Tank	6.6

ARTICLE II.

THE MERGER

2.1 The Merger. This Agreement provides for the merger of CSFC with and into Merger Corp., whereby the stock of CSFC and Merger Corp. outstanding as of the Effective Time will be converted as described herein. The consummation of the Merger shall be effected as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement. The Merger shall become effective on the later of the date and time specified in Articles of Merger filed with the OTS and the date and time specified in the Certificate of Merger to be filed with the Indiana Secretary of State pursuant to the IC. The date and time on which the Merger shall become effective is referred to in this Agreement as the “Effective Time.”

2.2 Effect of the Merger.

(a) The Corporate Merger. CSFC shall merge with and into Merger Corp. with Merger Corp. as the surviving entity (the “Corporate Merger”). Merger Corp. and CSFC shall enter into the Corporate Merger Agreement substantially in the form of Exhibit A attached hereto. Immediately thereafter, Merger Corp. shall merge with and into Bancorp with Bancorp as the surviving entity in accordance with the Mid-Tier Merger Agreement substantially in the form of Exhibit B attached hereto.

(b) The Bank Merger. City Savings Bank shall merge with and into LPSB with LPSB as the surviving institution (the “Bank Merger”). The Bank Merger shall be effected pursuant to the Bank Merger Agreement substantially in the form of Exhibit C attached hereto. As a result of the Bank Merger, the existence of City Savings Bank shall cease and LPSB shall be the surviving institution and continue to exist as a savings bank under the laws of the State of Indiana.

(c) Charter and Bylaws of Bancorp. The Charter of Bancorp as adopted in the Reorganization and as in effect immediately prior to the Effective Time shall be the Charter of Bancorp immediately after the Effective Time. The Bylaws of Bancorp as adopted in the Reorganization and as in effect immediately prior to the Effective Time shall be the Bylaws of Bancorp immediately after the Effective Time.

(d) Directors and Officers of Bancorp. As of the Effective Time, the directors and officers of Bancorp shall be the directors and officers of Bancorp as approved in connection with the Reorganization and serving immediately prior the Effective Time, plus the current members of CSFC’s Board appointed to Bancorp’s Board pursuant to Section 3.16.

2.3 Conversion of Shares Upon Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Bancorp, CSFC or holders of CSFC Common Stock, the following shall occur:

(a) CSFC Common Stock. Subject to Section 2.3(b) and Section 2.6(c), each share of CSFC Common Stock issued and outstanding immediately prior to the Effective Time (including allocated but unvested shares of the Recognition and Retention Plan outstanding as of the date hereof) shall be converted into the right to receive the Merger Consideration, as defined in and pursuant to Section 2.5.

(b) CSFC Common Stock Held by CSFC. All shares of CSFC Common Stock (other than shares of CSFC Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by CSFC as treasury stock, or (ii) owned directly or indirectly by CSFC or any of its wholly owned subsidiaries, shall be cancelled and no Merger Consideration or other consideration shall be delivered in exchange therefore.

2.4 CSFC Stock Options. As of the date of this Agreement, CSFC shall obtain the agreement of Thomas F. Swirski, George L. Koehm, Michael L. Zappia, and Brian Nelson and of each director to whom it has issued stock options, and will use its best efforts to obtain the agreement of each other person to whom it has issued stock options, not to exercise his or her stock options on or after the date of this Agreement unless the Agreement is properly terminated or the Merger is abandoned pursuant to Article VIII hereof or such exercise is made not more than one week before the date on which the option otherwise would cease to be exercisable; provided, however, that stock option exercise shall not be permitted if the reason the subject stock option would cease to be exercisable is the voluntary termination of service of the option holder before the Effective Time or the termination of service of the option holder at the Effective Time regardless of whether or not it is voluntary. Upon the satisfaction of all conditions set forth in Article VII of this Agreement, immediately prior to the Effective Time, each holder of an option that is outstanding under the CSFC Stock Option Plan immediately prior to the Effective Time, whether or not the option is then exercisable, shall receive from CSFC in cancellation of such option (such cancellation to be reflected in a written agreement) a cash payment in an amount determined by multiplying the number of shares of CSFC Common Stock subject to option by such holder by an amount equal to the positive difference between the Cash Consideration and the per share exercise price of such option, net of any cash which must be withheld under federal and state income tax requirements, if any. Immediately thereafter, CSFC shall cancel each such option.

2.5 Merger Consideration.

(a) Subject to the provisions of this Section 2.5, each share of CSFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b) and shares held by shareholders of CSFC who demand dissenters’ rights under the IBCL) shall be converted at the election of the holder thereof, subject to and in accordance with the procedures set forth in this Agreement, into:

(i) the right to receive in cash from Bancorp, without interest, an amount equal to $34.00 (the “Cash Consideration”);

(ii) the right to receive from Bancorp that number of shares of Bancorp Common Stock equal to the Exchange Ratio (as defined below) (the “Stock Consideration”). The “Exchange Ratio” shall be equal to 3.40; or

(iii) the right to receive a combination of the foregoing in accordance with the procedures set forth in this Agreement.

“Merger Consideration” means the Stock Consideration, the Cash Consideration or any combination thereof.

(b) Conversion Numbers. Subject to adjustment pursuant to Section 2.5(c): (i) the total number of shares of CSFC Common Stock to be converted into the right to receive Cash Consideration for such shares (including any such shares subject to the cash portion of a Mixed Election (as defined below)), shall be 50% of the number of shares of CSFC Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) (the “Cash Conversion Number”); (ii) the total number of shares of CSFC Common Stock to be converted into the right to receive Stock Consideration for such shares (including any such shares subject to the stock portion of a Mixed Election) shall be 50% of the number of shares of CSFC Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.3(b)) (the “Stock Conversion Number”); and (iii) the number of shares of Bancorp Common Stock which may be issued as Stock Consideration will be equal as closely as possible (given the need for rounding and issuance of cash in lieu of fractional shares) to the Exchange Ratio multiplied by the Stock Conversion Number and the maximum amount of cash which will be paid as Cash Consideration will be equal as closely as possible (given the need for rounding and issuance of cash in lieu of fractional shares) to the Cash Consideration multiplied by Cash Conversion Number.

(c) Adjustments.

(i) Adjustments To the Cash Conversion Number and the Stock Conversion Number Dependent Upon Minority Offering Appraisal. The Cash Conversion Number and Stock Conversion Number will be adjusted to ensure the OTS’ requirement that the number of shares of Bancorp Common Stock comprising the Stock Consideration issued to CSFC Shareholders as Merger Consideration is less than the number of shares of Bancorp Common Stock issued by Bancorp publicly in the Minority Stock Offering is satisfied.

(ii) Adjustment for Dilution and Other Matters. If, between the date of this Agreement and the Effective Time, each of the outstanding shares of CSFC Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or there shall be any issue of additional CSFC shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of CSFC Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) Dissenters’ Rights. If any holders of CSFC Common Stock dissent from the Merger and demand dissenters’ rights under the IBCL, any issued and outstanding shares of

CSFC Common Stock held by such dissenting holders shall from and after the Closing represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the IBCL; provided, however, that each share of CSFC Common Stock outstanding immediately prior to the Closing and held by a dissenting holder who shall, after the Closing, withdraw his or her demand for dissenters’ rights or lose his or her right to exercise dissenters’ rights in accordance with applicable law shall have only such rights as other non-dissenting shareholders of CSFC.

(e) Election Procedures.

(i) All elections contemplated by Section 2.5(a) shall be made on a form designed for that purpose prepared by CSFC and reasonably acceptable to LPSB or Bancorp (an “Election Form”). Holders of record of shares of CSFC Common stock who hold such shares as nominees, trustees or in other representative capacities (“Representatives”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of CSFC Common Stock held by each such Representative for a particular CSFC owner.

(ii) The Election Form shall be mailed approximately the same time as the Proxy Statement is mailed to all holders of record of shares of CSFC Common Stock as of the record date of the CSFC Meeting. Thereafter CSFC and LPSB or Bancorp shall each use its reasonable and diligent efforts to mail the Election Form to all persons who become record holders of shares of CSFC Common Stock during the period between the record date for the CSFC Meeting and 5:00 p.m., Eastern Time, on the day five (5) business days prior to the date of the CSFC Meeting. In order to be effective, an Election Form must be received by the Exchange Agent (as defined below), on or before 5:00 p.m., Eastern Time, on the business day prior to the CSFC Meeting (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing CSFC Common Stock (“Certificate(s)”) (or customary affidavits and, if required by LPSB or Bancorp pursuant to Section 2.6(a), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of CSFC Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. All elections will be revocable until the Election Deadline and thereafter shall be irrevocable.

(iii) Each Election Form shall entitle the holder of shares of CSFC Common Stock (or the CSFC owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”); (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive the Cash Consideration with respect to some of such holder’s shares and the Stock Consideration with respect to such holder’s remaining shares (a “Mixed Election”), or (iv) make no election or indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Shares of CSFC Common Stock as to which a valid Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” The aggregate number of shares of CSFC Common Stock as to which a valid Cash Election is made is referred to herein as the “Cash Election Number.” Shares of CSFC Common Stock as to which a valid Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” The aggregate number of shares of CSFC Common Stock as to which a valid Stock Election is made is referred to herein as the “Stock Election Number.” Shares of CSFC Common Stock as to which a Non-Election is deemed in effect are referred to as “Non-Election Shares.” All shares of CSFC Common Stock of a holder whose properly completed Election Form is not received by the Exchange Agent prior to the Election Deadline shall be deemed to be Non-Election Shares. If the Exchange Agent shall have determined that any purported election was not properly made, such purported election shall be deemed to be of no force and effect and the shares of CSFC Common Stock subject to such purported election shall for purposes hereof be deemed to be Non-Election Shares.

(f) Proration Procedures. As soon as practicable after the Election Deadline, LPSB or Bancorp shall cause the Exchange Agent to effect the allocation among holders of CSFC Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the Stock Election Number equals the Stock Conversion Number, then (A) all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration, and (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

(ii) If the Stock Election Number exceeds the Stock Conversion Number, then:

(A) all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and

(B) each holder of Stock Election Shares shall have the right to receive:

(1) the number of shares of CSFC Common Stock equal to the product obtained by multiplying (a) the number of Stock Election Shares held by such holder by (b) the Exchange Ratio by (c) a fraction (rounded to four decimal places) the numerator of which is the Stock Conversion Number (as adjusted pursuant to Section 2.5(c)) and the denominator of which is the Stock Election Number (the “Stock Proration Factor”), and

(2) cash in an amount equal to the product obtained by multiplying (a) the number of Stock Election shares held by such holder by (b) the Cash Consideration by (c) one minus the Stock Proration Factor.

Except as provided herein and except as may be required by Section 2.5(c)(ii), no other change shall be made with respect to the number of shares of Bancorp Common Stock that may be received in respect to shares of CSFC Common Stock as to which a Stock Election has been made.

(iii) If the Stock Election Number is less than the Stock Conversion Number (as adjusted pursuant to Section 2.5(c)) (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then

(1) all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(2) each holder of Non-Election Shares shall have the right to receive (a) the number of shares of Bancorp Common Stock equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (the “Non-Election Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Non-Election Proration Factor; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then:

(1) all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(2) each holder of Cash Election Shares shall have the right to receive (a) the number of shares of Bancorp Common Stock equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Exchange Ratio by (z) a fraction (rounded to four decimal places) the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the Cash Election Number (the “Cash Proration Factor”) and (b) cash in an amount equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) the Cash Consideration by (z) one minus the Cash Proration Factor.

2.6 Exchange of CSFC Common Stock.

(a) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than five (5) business days following the Effective Time a firm selected by Bancorp and reasonably acceptable to CSFC (the “Exchange Agent”), pursuant to documentation reasonably acceptable to Bancorp and CSFC consistent with the terms hereof, shall mail to each holder of record of a Certificate who did not previously submit a properly completed Election Form together with duly executed transmittal materials prior to the Election Deadline:

(i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (in the form or forms determined in accordance with the provisions of Section 2.5).

Upon surrender of a Certificate for cancellation to the Exchange Agent) or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefore, (i) a certificate evidencing the whole number of shares of Bancorp Common Stock into which the shares of CSFC Common Stock theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 2.5, if any, plus (ii) a check for the aggregate amount of cash, without interest, which such holder would be entitled to receive pursuant to Section 2.5, if any, including any cash amount payable in lieu of fractional shares in accordance with Section 2.6(c). Certificates so surrendered shall be cancelled. Bancorp shall direct the Exchange Agent to make such deliveries within five (5) business days of the receipt of all required documentation. If any Bancorp Common Stock to be exchanged for shares of CSFC Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Bancorp having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of CSFC of any shares of CSFC Common Stock outstanding immediately prior to the Effective Time and any such shares of CSFC Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 2.5 above.

(b) Failure to Exchange CSFC Common Stock. No dividends or other distributions declared after the Effective Time with respect to Bancorp Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Bancorp Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Bancorp Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Bancorp Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Bancorp Common Stock pursuant to this Section 2.6(b) shall be paid or delivered by Bancorp to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Bancorp after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Bancorp for payment or delivery of such dividends or distributions, as the case may be. Any shares of Bancorp Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 2.6(b) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Bancorp which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

(c) Fractional Shares. No certificates or scrip representing fractional shares of Bancorp Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Bancorp shall relate to any fractional shares, and such fractional shares interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Bancorp. In lieu of any fractional share of Bancorp Common Stock issued pursuant to the Merger, LPSB or Bancorp shall cause to be paid to each holder of shares of CSFC Common Stock who otherwise would be entitled to receive a fractional share of Bancorp Common Stock an amount of cash, rounded to the nearest cent (without interest), equal to the product of such fraction multiplied by $10.00.

(d) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of CSFC Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

(e) Exchange Fund. On the date the Effective Time occurs, LPSB or Bancorp shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of CSFC Common Stock, for exchange in accordance with the terms of this Agreement, an aggregate amount of cash, sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.5 of this Agreement (plus an additional amount of cash sufficient to cover amounts payable in lieu of any fractional shares of CSFC Common Stock (“Exchange Fund”). Bancorp will reserve the number of shares of Bancorp Common Stock to be issued as a part of the Merger Consideration.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by LPSB or Bancorp. Any interest and other income resulting from such investments shall be paid to Bancorp. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, then Bancorp shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

2.7 Tax-Free Reorganization. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code to the extent that shares of CSFC Common Stock are exchanged for shares of Bancorp Common Stock as described in this Agreement. No party shall voluntarily take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Code.

2.8 Reorganization. In connection with the merger, LPSB will implement a series of transactions (the “Reorganization”) as follows: (i) LPSB will organize a federally chartered interim stock savings bank as a wholly-owned subsidiary (“Interim One”); (ii) Interim One will also organize a federally chartered interim stock savings bank as a wholly-owned subsidiary (“Interim Two”); (iii) Interim One will organize Bancorp as a wholly-owned subsidiary; (iv) LPSB will exchange its charter for an Indiana stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become LaPorte MHC; (v) simultaneously with step (iv), Interim Two will merge with and into LPSB in stock form with LPSB as the resulting institution; (vi) all of the initially issued stock of the LPSB will be transferred to LaPorte MHC in exchange for membership interests in LaPorte MHC; and (vii) LaPorte MHC will contribute the capital stock of LPSB to Bancorp, and LPSB will become a wholly-owned subsidiary thereof.

It is understood that LPSB may amend its plan of reorganization to contemplate the formation and funding of a charitable foundation in connection with the Reorganization and Minority Stock Offering.

2.9 Minority Stock Offering. In connection with the Merger and subject to the requirements of Section 6.3 of this Agreement, LPSB and Bancorp will take all steps necessary to conduct an offering of shares of Bancorp Common Stock in accordance with the applicable regulations of the OTS, IDFI and FDIC (“Minority Stock Offering”). Such shares shall be offered for sale at a price of $10.00 per share. Following the Minority Stock Offering and the Merger, no more than 49.9% of the outstanding shares of Bancorp Common Stock shall be owned by parties other than LaPorte MHC.

Following the Minority Stock Offering and the Merger, LaPorte MHC will own at least 50.1% of Bancorp Common Stock issued and outstanding, and the Bancorp Common Stock issued in the Minority Stock Offering to parties other than LaPorte MHC and in the Merger to the former CSFC Shareholders shall constitute up to 49.9% of the issued and outstanding shares of Bancorp Common Stock.

The amount of Bancorp Common Stock to be offered to parties other than LaPorte MHC will be determined so that the total of Bancorp Common Stock issued to parties other than LaPorte MHC in the Minority Stock Offering, plus shares of Bancorp Common Stock issued to CSFC Shareholders in the Merger as well as shares reserved for options or the other future compensation programs for directors and employees of Bancorp and its Subsidiaries, would constitute less than 50% of the total Bancorp Common Stock issued and outstanding, and the balance would be owned by LaPorte MHC.

2.10 Alternative Structure. Notwithstanding anything in this Agreement to the contrary, LPSB may specify (subject to CSFC’s approval, which shall not be unreasonably withheld) that any of its or LaPorte MHC’s direct or indirect subsidiaries, and CSFC and any of its direct or indirect subsidiaries shall enter into transactions other than those described in this Article II, in order to effect the purposes of this Agreement, and LPSB and CSFC shall take all action necessary and appropriate to effect, or cause to be affected, such transactions; provided, however, that (i) other than a change in structure required by a regulatory agency having jurisdiction over the transactions contemplated by this Agreement, no such specification shall materially and adversely affect the timing of the consummation of the transactions contemplated herein; or (ii) no such specifications shall materially and adversely affect the tax treatment or economic benefits of the Merger to the holders of CSFC Common Stock or to LaPorte MHC, its members or Subsidiaries.

ARTICLE III.

OTHER AGREEMENTS

3.1 Confidentiality; Access. The Confidentiality Agreement previously entered into between LPSB and CSFC shall remain in full force and effect. Upon reasonable notice, each party shall afford to the other’s officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records; provided that CSFC shall have the right to redact any information from such materials which relates to assessments, analyses or discussions of a possible Acquisition engaged in by it prior to the date of this Agreement, or which, relates to matters or issues concerning its evaluation of the Merger or its obligations under this Agreement, or that would impair its Board of Directors’ ability to discharge its fiduciary duties.

3.2 Disclosure Schedules.

(a) Contemporaneously with the execution and delivery of this Agreement, CSFC is delivering to LPSB the CSFC Disclosure Schedule. The CSFC Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of CSFC contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the CSFC Disclosure Schedule.

(b) Contemporaneously with the execution and delivery of this Agreement, LPSB is delivering to CSFC the LPSB Disclosure Schedule. The LPSB Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of LPSB contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the LPSB Disclosure Schedule.

(c) All capitalized terms used in the Disclosure Schedules shall have the definitions specified in this Agreement. All descriptions or listings of documents contained in the Disclosure Schedules are qualified in their entirety by reference to the documents so described, true copies of which are attached to the schedule. Except as expressly stated to the contrary in the Disclosure Schedules, disclosure of a matter or document in a Disclosure Schedule shall not be deemed to be an acknowledgment that such matter is material or outside the ordinary course of business of the disclosing party. Disclosure of any matter or event in any of the schedules included in the Disclosure Schedule shall be deemed disclosed for purposes of any and all other schedules included therein without the need of specific cross reference or duplication.

(d) Updates. Immediately prior to the Closing Date, each party shall, to the extent a matter required to be reported occurs, update its Disclosure Schedule by written notice to the other to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule.

3.3 Duties Concerning Representations. Each party to this Agreement shall: (a) to the extent within its control, use best efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all material respects at the Effective Time with the same force and effect as if such representations and warranties had been made on and as of the Effective Time; and (b) use best efforts to cause all of the conditions precedent set forth in Article VII of this Agreement to be satisfied. Neither party shall take any action, nor agree to commit to take any action, which would or reasonably can be expected to: (i) adversely affect the ability of either LPSB or CSFC to obtain the Regulatory Approvals; (ii) adversely affect a party’s ability to perform its covenants or agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Article VII not being satisfied.

3.4 Deliveries of Information; Consultation. From time to time prior to the Effective Time, and subject to the limitations on access rights under Section 3.1 of this Agreement and to the Confidentiality Agreement:

(a) Deliveries. CSFC and LPSB shall furnish promptly to the other: (i) a copy of each significant report, schedule and other document filed by or received by it or its Subsidiaries pursuant to the requirements of federal or state securities or banking laws promptly after such documents are available; (ii) its consolidated monthly financial statements (as prepared in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by its, or its Subsidiaries’, Boards of Directors or Trustees, or any committee thereof; and (iv) all other significant information concerning it and its Subsidiaries’ business, properties and personnel as the other may reasonably request.

(b) Consultation. Representatives of CSFC and LPSB shall confer and consult with one another on a regular and frequent basis to report on operational matters and the general status of their respective ongoing business operations.

(c) Regulatory Matters. Representatives of CSFC and Bancorp shall discuss with one another any matters directly affecting them in which any state or federal regulator of CSFC or LPSB or any of their respective Subsidiaries, is involved.

(d) Litigation. CSFC and LPSB shall provide prompt notice to the other of any litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation.

(e) Board Meetings. The Chief Executive Officer and Chief Financial Officer of LPSB shall be invited and entitled to attend all meetings of the CSFC Board and the board of directors of City Savings Bank; provided, however, such individuals may be excluded from any portions of such meetings involving discussions relating to an Acquisition Proposal as permitted by Section 6.2 hereof or discussions relating to the agreement. Board packages and notices shall be submitted by CSFC and City Savings Bank to the Chief Executive Officer and Chief Financial Officer of LPSB simultaneously with their submission to board members.

3.5 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six (6) years following the Effective Time, LPSB shall indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of CSFC or City Savings Bank or any CSFC Subsidiaries on or before the Effective Time (“Indemnified Parties”) with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the Effective Time in accordance with and subject to the requirements and other provisions of the Article of Incorporation and Bylaws of CSFC in effect as of the date hereof and applicable provisions of Law.

(b) For a period of three years from the Effective Time, LPSB shall use its reasonable best efforts to obtain director’s and officer’s liability insurance from an insurance carrier reasonably acceptable to CSFC to cover the present and former officers and directors of CSFC with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by CSFC; provided that in no event shall LPSB be required to expend in the aggregate during such three-year period more than $30,000 (the “Insurance Amount”) to maintain such current directors’ and officers’ insurance coverage; provided further, that if LPSB is unable to purchase such tail coverage, LPSB shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of CSFC may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance.

(c) If LPSB shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of LPSB shall assume the obligations set forth in this Section 3.5.

3.6 Letter(s) of Accountants. CSFC shall use its best efforts to cause to be delivered to LPSB a comfort letter of BKD, LLP, CSFC’s independent auditors, dated a date within three (3) business days before the date on which the Registration Statement is declared effective, and addressed to LPSB, in form and substance reasonably satisfactory to LPSB and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

3.7 Legal Conditions to Merger. Each party to this Agreement will: (a) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including making all filings and requests in connection with the Regulatory Approvals and furnishing all information required in connection therewith); (b) promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon any of them in connection with the Merger; and (c) take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

3.8 Stock Listing. CSFC shall use its reasonable best efforts to maintain the listing of CSFC Common Stock on the OTC Bulletin Board through the Effective Time.

3.9 Announcements. Subject to each party’s disclosure obligations imposed by Law, CSFC and LPSB will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement with respect thereto prior to consultation with the other party.

3.10 Best Efforts. Subject to the terms and conditions of this Agreement and subject to the fiduciary duties of the Board of each party, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or advisable to consummate the transactions contemplated by this Agreement including, but not limited to, the Merger.

3.11 Employees. Until the Effective Time, City Savings Bank will continue to employ substantially all present employees who are employed without employment contracts as employees at will, subject to the determinations of City Savings Bank management and the City Savings Bank’s and LPSB’s boards.

3.12 Employee and Termination Benefits; Directors and Management.

(a) Except as set forth in CSFC Disclosure Schedule 3.12 and as otherwise provided in this Section 3.12 of this Agreement, as of or after the Effective Time, and at LPSB’s election and subject to the requirements of the Code, CSFC’s or City Savings Bank’s Existing Benefit Plans may continue to be maintained separately, consolidated, or terminated. If requested by LPSB in writing not later than ten (10) days before the Closing Date and provided that LPSB has indicated in writing that the conditions to its obligations set forth in Section 7.2 hereof have been satisfied or waived, CSFC shall take such steps within its power to effectuate a termination of any CSFC Existing Benefit Plan as of the Closing Date, provided that the CSFC Existing Benefit Plan can be terminated within such period. In the event of a consolidation of any or all of such plans or in the event of termination of any CSFC Existing Benefit Plan, except as otherwise set forth in this Section 3.12, employees of CSFC or City Savings Bank who continue as employees of LPSB after the Effective Time (“Continuing Employees”) shall be eligible to participate in any LPSB employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination. Continuing Employees shall receive credit for service with CSFC or City Savings Bank for purposes of determining eligibility and vesting but not for purposes of accruing benefits under any similar LPSB Existing Benefit Plan except that Continuing Employees shall be treated as new employees under the to-be-formed LBSP Employee Stock Ownership Plan. Notwithstanding the foregoing, Continuing Employees shall receive credit for years of service with CSFC or City Savings Bank for purposes of determining leave days under LPSB’s vacation, personal and sick leave policies. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.

(b) In the event of the termination of any CSFC or City Savings Bank health, disability or life insurance plan, or the consolidation of any CSFC or City Savings Bank health, disability or life insurance plan with any LPSB health, disability or life insurance plan, LPSB shall, as soon as practicable, make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of LPSB. Unless a Continuing Employee affirmatively terminates coverage under a CSFC or City Savings Bank health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the LPSB health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the CSFC or City Savings Bank health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of LPSB and their dependents. Terminated CSFC and City Savings Bank employees and qualified beneficiaries will have the right to continue coverage under group health plans of LPSB in accordance with Code Section 4980B(f). Continuing Employees who become covered under a LPSB health plan shall be required to satisfy the deductible limitations or coinsurance requirements of the LPSB health plan for the plan year in which the coverage commences, with offset for deductibles or coinsurance amounts satisfied under the CSFC or CSB health plan. In the event of any termination of any CSFC or City Savings Bank health plan, or consolidation of any CSFC or City Saving Bank health plan with any health plan of LPSB, any pre-existing condition, limitation or exclusion in the health plan of LPSB shall not apply to Continuing Employees or their covered dependents who have satisfied such pre-existing condition exclusion waiting period under a CSFC or City Savings Bank health plan with respect to such pre-existing condition on the Effective Time and who then change that coverage to the health plan of LPSB at the time such Continuing Employee is first given the option to enroll in such health plan.

(c) City Savings Bank shall cause City Savings Bank’s contributions under the multiple-employer 401(k) Plan in which City Savings Bank participates (the “Multiple Employer Plan”) to be frozen, effective on or before the Closing Date. Prior to the Closing Date,

City Savings Bank will freeze its participation in the Multiple Employer Plan, and on or after the Closing Date, to the extent permitted by the Multiple Employer Plan, Continuing Employees shall be offered the opportunity to roll over their 401(k) Plan account balances into the LPSB 401(k) Plan, and the LPSB 401(k) Plan shall permit such rollover. Continuing Employees who satisfy the eligibility requirements of the LPSB 401(k) Plan shall be eligible to participate in the LPSB 401(k) Plan as of the first entry date coincident with or following the Closing Date.

(d) (1) City Savings Bank, immediately prior to the Closing, shall make such payments as set forth in CSFC Disclosure Schedule 3.12(d)(1) to those employees of CSFC or City Savings Bank who have an employment agreement or a change in control agreement as set forth in CSFC Disclosure Schedule 3.12(d)(1), without regard to whether such person has terminated employment, provided (i) that each person identified in CSFC Disclosure Schedule 3.12(d)(1) executes a termination and release agreement, substantially in the form set forth in LPSB Disclosure Schedule 3.12(d)(1), releasing all rights under such agreements; and (ii) that the amount of any payments made shall not constitute an “excess parachute payment” (as such term is defined in Code Section 280G).

(2) The Deferred Compensation Agreements between City Savings Bank and each of Messrs. Thomas F. Swirski and George L. Koehm (“DCAs”) described in CSFC Disclosure Schedule 3.12(d)(2) shall be terminated, effective as of the Closing Date, and the lump sum present value of the payment otherwise due to such participant shall be paid by City Savings Bank immediately prior to the Closing, in accordance with Proposed Treasury Regulations Section 1.409-3(h)(2)(viii)(B) (regarding payments upon plan termination due to change in control) and subject to reduction to avoid an excess parachute payment under Code Section 280G, as set forth below. Each participant who becomes entitled to a payment shall be required to execute a termination and release agreement, substantially in the form set forth in LPSB Disclosure Schedule 3.12(d)(2), releasing all rights under the DCA, other than the right to payment of the amounts to which he was entitled as of the Effective Time; subject to reduction in order that such payment shall not constitute an “excess parachute payment” (as such term is defined in Code Section 280G).

(3) The Restated City Savings Bank Deferred Director Supplemental Retirement Plan (“DRP”) shall be terminated and lump sum plan termination payments shall be made by City Savings Bank immediately prior to the Closing Date, in accordance with Proposed Treasury Regulations Section 1.409-3(h)(2)(viii)(B) (regarding payments upon plan termination due to change in control). The amount of the plan termination payments shall be the present value of the benefits that would otherwise have been provided under the DRP, as calculated by CSFC and City Savings Bank’s consultants and as set forth in CSFC Disclosure Schedule 3.12(d)(3); provided however, that no payment shall be made to a DRP participant unless (i) that participant executes a termination and release agreement, substantially in the form set forth in LPSB Disclosure Schedule 3.12(d)(2), releasing all rights under the DRP; and (ii) the amount of any DRP termination payment shall not constitute an “excess parachute payment” (as such term is defined in Code Section 280G).

(4) If LPSB terminates the employment of any employee (other than for cause) after the Effective Time, as a direct result of the transactions contemplated in this Agreement, LPSB (i) shall pay such former employee severance pay equal to one (1) week of salary for each full year of service with a minimum of four (4) weeks of salary subject to applicable income and employment tax withholding; provided, however, that such payment shall only be made to employees who do not have an employment agreement or change in control agreement; and (ii) shall provide health benefit coverage substantially similar to the coverage received by such person immediately prior to termination of employment for the same period that severance pay is provided under this Section or until enrolled in another health plan, whichever is first, provided that any coverage period required under Code Section 4980B(f) shall run concurrently with the period that health benefit coverage is provided to such person(s) under this Section.

(e) Promptly after the execution of this Agreement, City Savings Bank shall take such action as is necessary to terminate the City Savings Employee Stock Ownership Plan (“ESOP”), effective on or before the Effective Time. CSFC and City Savings Bank shall take such action as is necessary in order to seek a favorable determination letter on the termination of the ESOP in accordance with the ESOP’s provisions. As of the Effective Time, the outstanding balance of the ESOP loan, if any, will be repaid with the Merger Consideration received on shares held in the suspense account (i.e., the account that holds shares purchased with the ESOP loan prior to allocation to participants). Any remaining Merger Consideration in the ESOP suspense account will be allocated to participants’ accounts upon the repayment of the ESOP loan. As soon as practicable following the later of (i) the receipt of the favorable determination letter and (ii) the Effective Time, the ESOP account balances shall be distributed to the ESOP participants.

(f) Prior to the Effective Time, CSFC shall take all actions necessary to terminate the CSFC Stock Option Plan and shall cause City Savings Bank to take all action necessary to terminate the Recognition and Retention Plan, effective as of the Effective Time. Each person who becomes entitled to a cash payment in cancellation of an option award shall be required to enter into an agreement and release in complete and full satisfaction of all liabilities and obligations of CSFC or City Savings Bank under such award in consideration of such cash payment.

3.13 Listing of LPSB Common Stock. LPSB shall use its best efforts to cause the shares of LPSB Common Stock to be issued pursuant to this Agreement to be approved for listing on the OTC Bulletin Board or NASDAQ Stock Market no later than the Effective Time.

3.14 Affiliates. CSFC shall use its best efforts to obtain and deliver to LPSB on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit E hereto from each executive officer and director of CSFC and each shareholder of CSFC who may be deemed an “affiliate” of CSFC within the meaning of such term as used in Rule 145 under the Securities Act, and shall use best efforts to obtain and deliver to LPSB a signed representation letter substantially in the form of Exhibit E from any person who becomes an executive officer or director of CSFC or any shareholder who becomes such an “affiliate” after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status.

3.15 Controls. (a) Between the date of this Agreement and the Effective Time, CSFC shall maintain controls and procedures that are effective to ensure that material information relating to CSFC and CSFC Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of CSFC to permit CSFC to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to CSFC’ auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect CSFC’ ability to record process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in CSFC’ internal controls; and (iii) CSFC shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b) Between the date of this Agreement and the Effective Time, CSFC shall, upon reasonable notice during normal business hours, permit representatives of LPSB to meet with officers of CSFC and CSFC Subsidiaries to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to CSFC and each CSFC Subsidiary’s operations with the controls and procedures and internal control over financial reporting being developed for LPSB for purposes of assisting LPSB in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time. CSFC shall, and shall cause its and each CSFC Subsidiary’s respective employees and accountants to, fully cooperate with LPSB in the preparation, documentation, review, testing and all other actions LPSB deems reasonably necessary to satisfy the Sarbanes-Oxley Act.

3.16 Appointment to LPSB Board of Directors. LPSB shall offer positions to Dale Parkison and L. Charles Lukmann III on the Board of Directors of each of LPSB, LaPorte MHC and Bancorp as of the Effective Time. LPSB shall not be obligated to offer positions to anyone other than the persons listed above even if one or both of such persons does not accept any or all such positions.

3.17 Meeting of CSFC Shareholders.

(a) CSFC will promptly take all steps necessary to cause the CSFC Meeting to be duly called, noticed, and held as soon as practicable after the Registration Statement is declared effective for the purpose of voting to approve this Agreement, the Merger and all matters related thereto. CSFC will use its best efforts to secure the required approval of its Shareholders.

(b) CSFC will cause to be mailed to its Shareholders a notice of the Meeting and the Proxy Statement as soon as practicable after the effectiveness of the Registration Statement. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the CSFC Proxy Statement. The Proxy Statement shall be prepared and distributed to CSFC shareholders in accordance with all applicable laws, rules, regulations, and orders and shall fully disclose that CSFC’s shareholders have dissenters’ rights under IC § 23-1-44, et. seq. CSFC shall advise LPSB promptly of any exercise of any dissenters’ rights by a CSFC shareholder. Both CSFC and LPSB agree to comply with the requirements contained in IC § 23-1-44, et. seq., applicable to them.

(c) The Proxy Statement shall include the recommendation of the Board of Directors of CSFC in favor of the Merger; provided, however, that if the Board of Directors of CSFC shall, in good faith and after consulting with its legal counsel, determine that to make such a recommendation would be a violation of its fiduciary obligations under applicable Law, then the Board of Directors of CSFC shall not be obligated to make any such recommendation.

3.18 Voting Agreements. Each of the CSFC directors and executive officers shall enter into a Voting Agreement in the form attached hereto as Exhibit D on the date of this Agreement.

3.19 Notification of Certain Matters. Each of LPSB and CSFC shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

3.20 Supplemental Indenture. Upon the Effective Time, LPSB shall cause Bancorp to assume the due and punctual performance and observance of the covenants and conditions to be performed by CSFC under the Indenture (the “Indenture”) dated June 26, 2003, between CSFC and US Bank, National Association, as Trustee, relating to Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 (the “Debentures”), and the due and punctual payments of the principal of and premium, if any, and interest on, the Debentures as required by Article XI of the Indenture.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF CSFC

CSFC hereby represents and warrants to LPSB that, except as set forth in the CSFC Disclosure Schedule:

4.1 Organization and Qualification; Subsidiaries.

(a) CSFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is a registered savings and loan holding company under HOLA. City Savings Bank is an Indiana chartered savings association duly organized and validly existing under the law of the State of Indiana. The deposits of City Savings Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided by the FDIA, and City Savings Bank has paid all premiums and assessments required thereunder. City Savings Bank is a member in good standing of the FHLB of Indianapolis. Each of the other CSFC Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of CSFC and the CSFC Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“CSFC Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the IDFI, OTS and the FDIC, except where a failure to have such CSFC Approvals would not, individually or in the aggregate, have a Material Adverse Effect on CSFC, and neither CSFC nor any CSFC Subsidiary has received any notice of proceedings relating to the revocation or modification of any CSFC Approvals.

(b) Each of CSFC and City Savings Bank is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (or the equivalent thereof) in each jurisdiction where the character of the properties it owns, leases or operates or the nature of the activities it conducts make such qualification or licensing necessary, except for such failures to be so duly qualified and licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on CSFC.

(c) A true and complete list of all Subsidiaries of CSFC (the “CSFC Subsidiaries”), together with (i) CSFC’s direct or indirect percentage ownership of each CSFC Subsidiary; (ii) the jurisdiction in which the CSFC Subsidiaries are incorporated; and (iii) a description of the principal business activities conducted by each CSFC Subsidiary, is set forth in the CSFC Disclosure Schedule. CSFC and/or one or more of the CSFC Subsidiaries owns City Savings Bank and of record all of the outstanding shares of capital stock of each of the CSFC Subsidiaries. Except for the Subsidiaries identified in the CSFC Disclosure Schedule, CSFC does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

4.2 Articles of Incorporation and Bylaws. CSFC heretofore has furnished to Bancorp a complete and correct copy of the Articles of Incorporation or other chartering documents and Bylaws, as amended or restated, of CSFC and of City Savings Bank. Each such Articles of Incorporation or other chartering document and Bylaws are in full force and effect. Neither CSFC nor City Savings Bank is in violation of any of the provisions of its Articles of Incorporation or other chartering document or Bylaws.

4.3 Capitalization. The authorized capital stock of CSFC consists of 20,000,000 shares of CSFC Common Stock and 2,000,000 shares of preferred stock, without par value. As of the date of this Agreement, (a) 565,863 shares of CSFC Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any CSFC Shareholder, (b) no shares of CSFC Common Stock are held in the treasury of CSFC, (c) 39,016 shares of CSFC Common Stock are subject to issuance pursuant to outstanding Stock Options, and (d) 6,116 shares of CSFC Common Stock are reserved for future issuance pursuant to the CSFC Stock Option Plan. As of the date of this Agreement, no shares of CSFC’s preferred stock are issued and outstanding. Except as set forth in clauses (c) and (d) above, as of the date of this Agreement CSFC has not granted any options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of CSFC or City Savings Bank or obligating CSFC or City Savings Bank to issue or sell any shares of capital stock of, or other equity interests in, CSFC or City Savings Bank. All shares of CSFC Common Stock subject to issuance as described in the foregoing, upon issue on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive right of any CSFC Shareholder. Except as described in the CSFC Disclosure Schedule, there are no obligations, contingent or otherwise, of CSFC or City Savings Bank to repurchase, redeem or otherwise acquire any shares of CSFC Common Stock or the capital stock of City Savings Bank or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in City Savings Bank or any other entity. Each of the outstanding shares of capital stock of City Savings Bank is duly authorized, validly issued, fully paid and nonassessable, and such shares owned by CSFC are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on CSFC’s voting rights, charges or other encumbrances of any nature whatsoever.

4.4 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by CSFC are within the corporate power of CSFC, and: (a) have been duly and validly authorized by the requisite vote of the Board of Directors of CSFC; and (b) upon the approval of the CSFC Shareholders and receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by CSFC or City Savings Bank will be, when executed and delivered by CSFC and City Savings Bank, the valid and binding obligations of CSFC and City Savings Bank, enforceable against each of them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

4.5 No Violation or Conflict. Except as set forth in the CSFC Disclosure Schedule, subject to the receipt of the Regulatory Approvals and the receipt of the approval of the CSFC Shareholders, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by CSFC do not and will not (i) conflict with or result in a breach of any Law, the Articles of Incorporation or Bylaws of CSFC, or the Charter or Bylaws of City Savings Bank or (ii) constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any CSFC Existing Contract or any CSFC Permit, or the creation of any Lien upon any of the properties or assets of CSFC or City Savings Bank.

4.6 Title to Assets; Leases. Except for Liens listed in the CSFC Disclosure Schedule, Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, CSFC owns good and, with respect to real property, marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens. There is not, under any leases pursuant to which CSFC or City Savings Bank leases from others real or personal property, any default by CSFC, City Savings Bank or, to the best of CSFC’s Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default.

4.7 Litigation. Except as disclosed on the CSFC Disclosure Schedule, (a) neither CSFC nor City Savings Bank is subject to any material continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of CSFC, any continuing material investigation by the OTS, IDFI or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any savings and loan regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of CSFC, proposed or threatened, against or relating to CSFC or City Savings Bank, nor to the Knowledge of CSFC is there any basis known for any such material action which could result in a Material Adverse Effect; (c) there are no actions, suits or proceedings pending or, to the Knowledge of CSFC, proposed or threatened, against CSFC by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to CSFC or City Savings Bank as a result of an examination by any regulatory authority.

4.8 Securities and Banking Reports; Books and Records.

(a) Since January 1, 2004, CSFC and City Savings Bank have filed all reports, registration statements, definitive proxy statements and prospectuses, together with any amendments required to be made with respect thereto, that were and are required to be filed under the Securities Act, Exchange Act or any other Law with: (i) the SEC (through the date when it deregistered its securities under the Exchange Act); (ii) the IDFI and OTS; (iii) the FHLB of Indianapolis; (iv) the FDIC; and (v) any other applicable state securities or savings and loan authorities (all such reports, statements and prospectuses are collectively referred to herein as the “CSFC Reports”). When filed, each of the CSFC Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

(b) Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of CSFC included in the CSFC Reports filed with the SEC have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements as permitted by SEC Form 10-QSB) and each fairly presents the consolidated financial condition of CSFC as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

(c) CSFC and its Subsidiaries have duly and timely filed with all applicable regulators all reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations. In connection with the examinations of City Savings Bank since January 1, 2003 by the OTS, IDFI, FDIC or any other regulator, City Savings Bank was not required to correct or change any action, procedure or proceeding which has not been corrected or changed as required. The last examination of City Savings Bank by the OTS was as of March 31, 2006, the last exam by the IDFI was as of December 31, 2004, and the last exam by the FDIC was over ten years ago.

(d) The minute books of CSFC and City Savings Bank contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be. To the Knowledge of CSFC, the share transfer books of CSFC are correct, complete and current in all respects. Except as set forth in the CSFC Disclosure Schedule, the accounting books and records of CSFC: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein in all material respects all the properties and assets and liabilities of CSFC.

4.9 Absence of Certain Changes. Since June 30, 2006, there has not been any:

(a) material change in the financial condition, properties, business or results of operations of CSFC or City Savings Bank;

(b) material damage, destruction or loss (whether or not covered by insurance) with respect to any assets of CSFC or City Savings Bank;

(c) transactions by CSFC or City Savings Bank outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement;

(d) except for regular semi-annual dividends of $.15 per share on CSFC Common Stock with usual record and payment dates, declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of CSFC or any direct or indirect redemption, purchase or other acquisition of any such stock by CSFC;

(e) allocations to the accounts of any directors, officers or employees of CSFC or City Savings Bank pursuant to any of the CSFC Existing Plans other than in the normal course and in accordance with the terms of the CSFC Existing Plans (none of which have been amended or established subsequent to June 30, 2006, except as provided in the Disclosure Schedule);

(f) contribution to, increase in, or establishment of any Employee Benefit Plan (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), or any other increase in the compensation payable or to become payable to any officers, directors or key employees of CSFC or City Savings Bank other than in the normal course and in accordance with the terms of the CSFC Existing Plans (none of which have been amended or established subsequent to June 30, 2006, except as provided in the Disclosure Schedule); or

(g) change in the method of accounting or accounting practices of CSFC or any CSFC Subsidiary.

4.10 Buildings and Equipment. Except as set forth in the CSFC Disclosure Schedule: (a) the Buildings and the Equipment of CSFC and City Savings Bank are in good operating condition and repair, reasonable wear and tear excepted; (b) are adequately insured for the nature of CSFC’ business; (c) to the Knowledge of CSFC, such assets and their use conform in all material respects to applicable Laws; and (d) no notice of any violation of any building, zoning or other Law relating to such assets or their use has been received by CSFC or City Savings Bank.

4.11 CSFC Existing Contracts. The CSFC Disclosure Schedule lists and briefly describes each Material Contract (the “CSFC Existing Contracts”) to which CSFC or City Savings Bank is a party or by which its assets are bound. Each of CSFC and City Savings Bank has fully performed each material term, covenant and condition of each CSFC Existing Contract which is to be performed by it at or before the date hereof.

4.12 Investment Securities. CSFC and City Savings Bank do not own, and do not have any right or obligation to acquire, any Investment Securities other than those listed on the CSFC Disclosure Schedule.

4.13 Contingent and Undisclosed Liabilities. CSFC and City Savings Bank have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the CSFC Reports or in the CSFC Disclosure Schedule or in this Agreement; or (b) arise in the ordinary course of business since June 30, 2006 and are not required to be disclosed in the CSFC Reports or arise pursuant to this Agreement or the CSFC Disclosure Schedule.

4.14 Insurance Policies. All real and personal property owned or leased by CSFC or City Savings Bank has been and is being insured against, and CSFC or City Savings Bank maintains liability insurance against, such insurable risks and in such amounts as set forth in the CSFC Disclosure Schedule. Such Insurance Policies constitute all insurance coverage owned by CSFC or City Savings Bank and are in full force and effect and neither CSFC nor City Savings Bank has received notice of or is otherwise aware of any cancellation or threat of cancellation of such insurance. No property damage, personal injury or liability claims have been made, or are pending, against CSFC or City Savings Bank that are not covered by insurance. Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by CSFC or City Savings Bank. Neither CSFC nor City Savings Bank has any liability for unpaid premiums or premium adjustments for any insurance policy. To the Knowledge of CSFC, the cost of any insurance currently maintained by CSFC or City Savings Bank will not increase significantly upon renewal other than increases consistent with the general upward trend in the cost of obtaining insurance.

4.15 Employee Benefit Plans.

(a) CSFC Disclosure Schedule 4.15 includes a list of all CSFC Existing Plans. Each CSFC Existing Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “CSFC Qualified Plan”) has received a favorable determination letter from the IRS or was a prototype document that has received a favorable letter from the IRS, and CSFC and City Savings Bank have no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There has been no announcement or commitment by CSFC, Savings Bank or any of its Subsidiaries to create an additional Employee Benefit Plan, or to amend any CSFC Existing Plan, except for amendments required by applicable law to maintain its qualified status or otherwise, which do not materially increase the cost of such CSFC Existing Plan.

(b) Each CSFC Existing Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as set forth in CSFC Disclosure Schedule 4.15, there is no material pending, or to the Knowledge of CSFC threatened, litigation, administrative action, suit or claim relating to any of the CSFC Existing Plans (other than routine claims for benefits). Neither CSFC nor City Savings Bank has engaged in a transaction, or omitted to take any action, with respect to any CSFC Existing Plan that would reasonably be expected to subject CSFC or City Savings Bank to a material penalty or tax imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day preceding the Effective Time.

(c) Neither CSFC, City Savings Bank, nor any entity which is considered one employer with CSFC or City Savings Bank under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) maintains or has maintained during the last ten years an Employee Benefit Plan which is subject to Title IV of ERISA or which is subject to the minimum funding requirements of Section 412 of the Code. Except as set forth in CSFC’s Disclosure Schedule 4.15, neither CSFC or City Savings Bank, nor any ERISA Affiliate, nor any CSFC Existing Plan, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which CSFC or City Savings Bank, any ERISA Affiliate, and any CSFC Existing Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

(d) Except as set forth in CSFS Disclosure Schedule 4.15, all material contributions required to be made under the terms of any CSFC Existing Plan or ERISA Affiliate Plan or any employee benefit arrangements to which CSFC or City Savings Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on CSFC’s consolidated financial statements to the extent required and in accordance with GAAP. CSFC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable CSFC Existing Plan in accordance with applicable laws and GAAP consistently applied. None of CSFC, City Savings Bank nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(e) Except as set forth in CSFC’s Disclosure Schedule 4.15, neither CSFC nor City Savings Bank has any obligations to provide retiree health, life insurance, disability insurance, or other retiree benefits under any CSFC Existing Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by CSFC or City Savings Bank that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree benefits.

(f) CSFC and City Savings Bank do not maintain any CSFC Existing Plans covering employees who are not United States residents.

(g) With respect to each CSFC Existing Plan, if applicable, CSFC has provided or made available to LPSB copies of the: (A) trust instruments and insurance contracts; (B) the most recent annual Form 5500s filed with the IRS; (C) the most recent annual actuarial reports and financial statements; (D) the most recent summary plan description; (E) the most recent determination letter issued by the IRS; (F) any Form 5310, Form 5300, or Form 5330 filed with the IRS; and (G) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(h) Except as set forth in CSFC Disclosure Schedule 4.15, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any CSFC Existing Plan or (C) result in any material increase in benefits payable under any CSFC Existing Plan.

(i) Neither CSFC nor City Savings Bank maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(j) Except as set forth in CSFC Disclosure Schedule 4.15, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of CSFC or City Savings Bank to any actual or deemed payment (or benefit) which would constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.16 No Violation of Law. Neither CSFC, City Savings Bank nor any of the assets of CSFC or City Savings Bank materially violate or conflict with (i) any Law, including, without limitation, the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, (ii) any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, (iii) any CSFC Permits, or any decree, judgment or order, or (iv) to the Knowledge of CSFC, any zoning, building line restriction, planning, use or other similar restriction.

4.17 Brokers. Except for fees payable to Keefe, Bruyette & Woods, Inc., CSFC’s financial advisor, neither CSFC nor City Savings Bank has incurred any brokers’, finders’, financial advisor or any similar fee in connection with the transactions contemplated by this Agreement. The CSFC Disclosure Schedule contains a list of all fees to be paid to such advisor in connection with the transactions contemplated by this Agreement.

4.18 Taxes.

(a) Except as may arise as a result of the transactions contemplated by this Agreement, CSFC and City Savings Bank have timely and properly filed all federal, state, local and foreign tax returns required to be filed prior to the date hereof (including but not limited to income, personal property, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on CSFC; CSFC and City Savings Bank have paid or made adequate provision, in reserves reflected in its financial statements included in the CSFC Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against CSFC or City Savings Bank and to the Knowledge of CSFC there is no basis in fact for the assessment of any tax or penalty tax against CSFC or City Savings Bank.

(b) As of the date of this Agreement, except as disclosed in the CSFC Disclosure Schedule, there are no fiscal years of CSFC currently under examination by the IRS or the Indiana Department of Revenue, and none of the open years has been examined by the IRS or the Indiana Department of Revenue. CSFC and City Savings Bank have not consented to any extension of the statute of limitation with respect to any open tax returns.

(c) There are no tax Liens upon any property or assets of CSFC or City Savings Bank except for Liens for current taxes not yet due and payable.

(d) As soon as practicable after the date of this Agreement, CSFC and City Savings Bank will deliver to Bancorp correct and complete copies of all tax returns of CSFC filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return for any period not closed by audit or not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of CSFC, no such examination or audit is planned.

(e) Except where the failure to withhold, pay or file would not have a Material Adverse Effect on CSFC, CSFC and City Savings Bank have properly withheld and timely paid all withholding and employment taxes which they were required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to their employees or other Persons. All Forms W-2 and 1099 required to be filed prior to the date hereof with respect thereto have been timely and properly filed.

4.19 Real Estate. The CSFC Real Estate: (a) constitutes all real property and improvements (or interest therein, including without limitation easements, licenses or similar arrangements authorizing CSFC or City Savings Bank to place, maintain, operate and/or use an automated teller machine or similar device on real property of a third-party) leased or owned by CSFC or City Savings Bank; (b) other than with respect to CSFC or City Savings Bank as lessee, is not subject to any leases or tenancies of any kind; (c) is not in the possession of any adverse possessors; (d) has direct access to and from a public road or street; (e) except for immaterial violations is used in a manner which is consistent with applicable Law; (f) is, and has been since the date of possession thereof by CSFC or City Savings Bank, in the peaceful possession of CSFC or City Savings Bank; (g) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the normal operations of the Buildings of CSFC and City Savings Bank and the CSFC Real Estate; (h) except as disclosed in the CSFC Disclosure Schedule, to the Knowledge of CSFC, is not located in an area designated as a flood plain or wetland; (i) is not subject to any outstanding special assessment; (j) is not subject to any zoning, ordinance, decrees or other Laws which would materially restrict or prohibit Bancorp from continuing the operations presently conducted thereon by CSFC or City Savings Bank; (k) is not subject to any material interest of any Person under an easement, contract, option or mineral rights or other agreements; (l) is not subject to any presently pending condemnation proceedings, nor to CSFC’ Knowledge, are such proceedings threatened against the CSFC Real Estate.

4.20 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by CSFC or City Savings Bank, except for the Regulatory Approvals.

4.21 No Pending Acquisitions. Except for this Agreement, CSFC is not a party to or bound by any agreement, undertaking or commitment with respect to an Acquisition on the date of this Agreement.

4.22 Labor Matters.

(a) Except as disclosed on the CSFC Disclosure Schedule (or in an updated CSFC Disclosure Schedule with respect to vacations in (iii) below), there is no present or former employee of CSFC or City Savings Bank who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the CSFC Reports.

(b) There are no pending and unresolved claims by any Person against CSFC or City Savings Bank arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of CSFC, threatened, nor has CSFC or City Savings Bank, since June 30, 2001, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of CSFC or City Savings Bank or which did, may or would interfere with the continued operation of CSFC or City Savings Bank.

(c) Neither CSFC nor City Savings Bank is a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of CSFC, threatened, any charge or complaint against CSFC or City Savings Bank by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to CSFC’s Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of CSFC or City Savings Bank, and CSFC and City Savings Bank have not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

4.23 Indebtedness. Except for the CSFC Existing Indebtedness, CSFC has no Indebtedness.

4.24 Permits. The Permits described on the CSFC Disclosure Schedule constitute all material Permits which CSFC and City Savings Bank currently have and need for the conduct of their respective businesses as currently conducted.

4.25 Disclosure. No statement of fact by CSFC contained in this Agreement, the CSFC Disclosure Schedule, or any other document furnished or to be furnished by CSFC contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

4.26 Information Supplied. None of the information supplied or to be supplied by CSFC for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the CSFC Shareholders and at the time(s) of the CSFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

4.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CSFC Common Stock is the only vote of the holders of any class or series of capital stock or other securities of CSFC necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

4.28 Opinion of Financial Advisor. CSFC has received the opinion of Keefe, Bruyette & Associates, Inc. as of the date of this Agreement, to the effect that the consideration to be received in the Merger by the CSFC Shareholders is fair to the CSFC Shareholders from a financial point of view.

4.29 Environmental Protection.

(a) CSFC and the CSFC Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that CSFC is not in compliance with applicable Environmental Laws.

(b) CSFC and City Savings Bank have obtained all Environmental Permits, and all such Environmental Permits are in good standing and CSFC and City Savings Bank are in material compliance with all terms and conditions of their Environmental Permits.

(c) There is no Environmental Claim pending or, to the Knowledge of CSFC, threatened against CSFC, City Savings Bank or against any Person whose liability for any Environmental Claim CSFC or City Savings Bank has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which CSFC or City Savings Bank owns, leases or manages.

(d) To the Knowledge of CSFC there have been no Releases of any Hazardous Material by CSFC or by any Person on real property owned (including REO properties of City Savings Bank), used, leased or operated by CSFC or City Savings Bank nor are there any underground storage tanks in any such properties.

(e) No real property at any time owned (including REO properties of City Savings Bank), operated, used or controlled by CSFC or City Savings Bank is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and, CSFC has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

(f) To the Knowledge of CSFC, no off-site location at which CSFC or City Savings Bank has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and neither CSFC nor City Savings Bank has received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

4.30 Controls and Procedures. To the extent required by law, CSFC has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2002, (i) neither CSFC nor any of CSFC Subsidiaries nor, to the Knowledge of CSFC, any director, officer, employee, auditor, accountant or representative of CSFC or any of CSFC Subsidiaries has received any written complaint, allegation, assertion, or claim that CSFC or any CSFC Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing CSFC or any CSFC Subsidiary, whether or not employed by CSFC or any CSFC Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by CSFC, any of CSFC Subsidiaries or any of their respective officers, directors, employees or agents to any officer of CSFC, the Board of Directors of CSFC or any member or committee thereof.

4.31 Community Reinvestment Act. City Savings Bank received a rating of “satisfactory” or better on its most recent Community Reinvestment Act examination.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF LPSB

LPSB hereby represents and warrants to CSFC that, except as set forth in the LPSB Disclosure Schedule:

5.1 Organization and Capitalization; Business.

(a) LPSB is an Indiana chartered savings bank duly organized and validly existing and in good standing under the laws of the State of Indiana. The deposits of LPSB are insured by the Deposit Insurance Fund of the FDIC to the extent provided by the FDIA and LPSB has paid all premiums and assessments required thereunder. LPSB is a member in good standing of the FHLB of Indianapolis. Each of the other LPSB Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of LPSB and the LPSB Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“LPSB Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the IDFI and the FDIC, except where a failure to be so organized, existing and in good standing or to have such power, authority and LPSB Approvals would not, individually or in the aggregate, have a Material Adverse Effect on LPSB, and neither LPSB nor any LPSB Subsidiary has received any notice of proceedings relating to the revocation or modification of any LPSB Approvals.

(b) LPSB owns of record all of the outstanding shares of capital stock of each of the LPSB Subsidiaries. LPSB does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 10% of the outstanding equity or voting securities of such entity.

(c) LPSB and the LPSB Subsidiaries have full corporate power and authority and those Permits necessary to carry on their respective business as it is now conducted and to own, lease and operate its assets and properties.

(d) Copies of the governing documents of LPSB have been delivered to CSFC. Such copies are complete and correct copies of such documents, and are in full force and effect. LPSB is not in violation of any of the provisions of its governing documents. It is understood that LPSB may amend its governing documents (including the adoption of bylaws) provided that no such amendment may interfere with its ability to meet its agreements under the Agreement or reduce the benefits to CSFC’s shareholders under this Agreement.

5.2 Authorization; Enforceability. The entering into, execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by LPSB is within its corporate power, and: (a) has been duly and validly authorized by the requisite vote of its Board of Trustees; and (b) upon receipt of all Regulatory Approvals, shall be duly and validly authorized by all necessary corporate action on its part. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by LPSB will be, when executed and delivered by LPSB, the valid and binding obligations of LPSB, enforceable against it in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

5.3 No Violation or Conflict. Subject to the receipt of the Regulatory Approvals, the execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by LPSB do not and will not conflict with or result in a breach of any Law or its governing documents or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract of LPSB or any Permit held by or the creation of any Lien upon any of its properties or assets, except for such conflicts, breaches, rights, defaults or liens, as would not have a Material Adverse Effect on it.

5.4 Litigation. (a) Neither LPSB nor any LPSB Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or, to the Knowledge of LPSB, any continuing material investigation by, any federal or state savings and loan, banking or insurance authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any bank regulatory authority; (b) there is no claim, litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of LPSB, proposed or threatened, against or relating to LPSB or any LPSB Subsidiary, nor is to the Knowledge of LPSB is there any basis for any such material action; (c) there are no actions, suits or proceedings pending or, to the Knowledge of LPSB, proposed or threatened, against LPSB by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement; and (d) there are no uncured material violations or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to LPSB or any LPSB Subsidiary as a result of an examination by any regulatory authority.

5.5 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by LPSB except for the Regulatory Approvals and except for any consent the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on LPSB.

5.6 Cash Payment. LPSB has sufficient funds or has financing arranged as part of the Minority Stock Offering to pay the cash payment required under Section 2.5 of this Agreement and such payment will not cause LPSB to fail to meet any regulatory capital requirements to which it is subject.

5.7 Compliance with Laws. LPSB is in compliance in all material respects with all applicable Laws including, without limitation, the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation.

5.8 Consummation. LPSB has no reason to believe that it will be unable to obtain the Regulatory Approvals on a timely basis.

5.9 Banking Reports; Books and Records.

(a) Since January 1, 2004, LPSB has filed all reports, together with any amendments required to be made with respect thereto, that were and are required to be filed under any Law with: (i) the IDFI; (ii) the FHLB of Indianapolis; (iii) the FDIC; and (iv) any other applicable state securities or savings bank authorities (all such reports and other documents are collectively referred to herein as the “LPSB Reports”). When filed, each of the LPSB Reports complied as to form and substance in all material respects with the requirements of applicable Laws.

(b) Each of the consolidated audited financial statements and consolidated unaudited interim financial statements (including, in each case, any related notes thereto) of LPSB included in the LPSB Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to consolidated unaudited interim statements) and each fairly presents the consolidated financial condition of LPSB as of the respective dates thereof and the consolidated income, equity and cash flows for the periods then ended, subject, in the case of the consolidated unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

(c) The minute books of LPSB Subsidiaries contain accurate and complete records of all meetings and actions taken by written consent by their respective shareholders and Boards of Directors (including all committees of such Boards), and all signatures contained therein are the true signatures of the Persons whose signatures they purport to be The accounting books and records of LPSB: (i) are in all material respects correct and complete; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties and assets and liabilities of LPSB.

5.10 Absence of Certain Changes. Since December 31, 2006 there has not been any:

(a) change in the financial condition, properties, business or results of operations of LPSB or any LPSB Subsidiary having a Material Adverse Effect on LPSB;

(b) damage, destruction or loss (whether or not covered by insurance) with respect to any assets of LPSB or any LPSB Subsidiary having a Material Adverse Effect on LPSB;

(c) transactions by LPSB or any LPSB Subsidiary outside the ordinary course of their respective businesses or inconsistent with past practices, except for the transactions contemplated by this Agreement; or

(d) change in the method of accounting or accounting practices of LPSB or any LPSB Subsidiary.

5.11 Taxes. Except as may arise as a result of the transactions contemplated by this Agreement, LPSB and the LPSB Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, personal property, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed except where the failure to have filed timely or properly would not have a Material Adverse Effect on LPSB; LPSB and the LPSB Subsidiaries have paid or made adequate provision, in reserves reflected in its financial statements included in the LPSB Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by them or assessable against them; no tax deficiencies have been assessed or proposed against LPSB or any LPSB Subsidiary and to the Knowledge of LPSB there is no basis in fact for the assessment of any tax or penalty tax against LPSB or any LPSB Subsidiary.

5.12 Title to Assets; Leases. Except for Liens for current taxes not yet due and payable, pledges to secure deposits and such imperfections of title, easements and other encumbrances, if any, as do not materially detract from the value of or substantially interfere with the present use of the property affected thereby, LPSB owns good and, with respect to real property, marketable title to the assets and properties which it owns or purports to own, free and clear of any and all Liens. There is not, under any leases pursuant to which LPSB leases from others real or personal property, any default by LPSB or, to the best of its Knowledge, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default in each case which would have a Material Adverse Effect on LPSB.

5.13 Contingent and Undisclosed Liabilities. LPSB and the LPSB Subsidiaries have no material liabilities of any nature (contingent or otherwise) except for those which: (a) are disclosed in the LPSB Reports; or (b) arose in the ordinary course of business since December 31, 2006 and are not required to be disclosed in the LPSB Reports or arise pursuant to this Agreement.

5.14 Employee Benefit Plans.

(a) LPSB Disclosure Schedule 5.14 includes a list of all LPSB Existing Plans. Each LPSB Existing Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “LPSB Qualified Plan”) has received a favorable determination letter from the IRS or was a prototype document that has received a favorable letter from the IRS, and LPSB has no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter.

(b) Each LPSB Existing Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as set forth in LPSB Disclosure Schedule 4.15, there is no material pending, or to the Knowledge of LPSB threatened, litigation, administrative action, suit or claim relating to any of the LPSB Existing Plans (other than routine claims for benefits). To the knowledge of LPSB, LPSB has not engaged in a transaction, or omitted to take any action, with respect to any LPSB Existing Plan that would reasonably be expected to subject LPSB to a material penalty or tax imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c) LPSB does not currently and, during the last ten years, has not maintained an Employee Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code.

5.15 Labor Matters.

(a) There is no present or former employee of LPSB who has any claim against any of such entities (whether under Law, under any employee agreement or otherwise)

on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement or incurred in the ordinary course of business and appearing as a liability on the most recent financial statements included in the LPSB Reports.

(b) There are no pending and unresolved claims by any Person against LPSB arising out of any Law relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the knowledge of LPSB, threatened, nor has LPSB, since December 31, 2000, experienced any, labor dispute, strike or work stoppage which affected, affects or may affect the business of LPSB or which did, may or would interfere with the continued operation of LPSB.

(c) LPSB is not a party to any collective bargaining agreement. There is not now pending or, to the Knowledge of LPSB, threatened, any charge or complaint against LPSB by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. No union organizing activities are in process, or to LPSB’s Knowledge contemplated, and no petitions have been filed for union organization or representation of employees of LPSB, and LPSB has not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

5.16 Disclosure. No statement of fact by LPSB contained in this Agreement or any other document furnished or to be furnished by LPSB contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

5.17 Information Supplied. None of the information supplied or to be supplied by LPSB for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the date the Registration Statement becomes effective, the date(s) the Proxy Statement is mailed to the CSFC Shareholders and at the time(s) of the CSFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder.

5.18 Environmental Protection.

(a) LPSB and the LPSB Subsidiaries: (i) are in material compliance with all applicable Environmental Laws; and (ii) have not received any communication (written or oral), from a governmental authority or other Person, that alleges that LPSB or any LPSB Subsidiary is not in compliance with applicable Environmental Laws.

(b) LPSB has obtained all Environmental Permits, and all such Environmental Permits are in good standing and LPSB and all LPSB Subsidiaries are in material compliance with all terms and conditions of their Environmental Permits.

(c) There is no Environmental Claim pending or, to the Knowledge of LPSB, threatened against LPSB, LPSB or against any Person whose liability for any Environmental Claim LPSB has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operations which LPSB owns, leases or manages.

(d) Except as provided in (g) below, to the Knowledge of LPSB there have been no Releases of any Hazardous Material by Bancorp or by any Person on real property owned (including REO properties of LPSB), used, leased or operated by LPSB.

(e) No real property at any time owned (including REO properties of LPSB), operated, used or controlled by LPSB is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the CERCLA, or on any comparable state list, and LPSB has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law relating to potential listing on such lists.

(f) To the Knowledge of LPSB, no off-site location at which LPSB has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and LPSB has not received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

(g) Notwithstanding any other statement herein to the contrary, the parties acknowledge that there were storage tanks under LPSB’s Valparaiso, Indiana branch facility as to which the prior owner has submitted a redemption plan to the Indiana Department of Environmental Management.

5.19 Community Reinvestment Act. LPSB received a rating of “satisfactory” or better on its most recent Community Reinvestment Act examination.

ARTICLE VI.

CONDUCT OF BUSINESS OF THE PARTIES PENDING THE MERGER

6.1 Conduct of Business by CSFC Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, CSFC and City Savings Bank agree (except as expressly contemplated by this Agreement or to the extent that LPSB shall otherwise consent in writing) that:

(a) Except as contemplated by this Agreement, CSFC, City Savings Bank and each CSFC Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted (including ongoing review, testing, maintenance and assessment of disclosure controls and procedures and internal control over financial reporting), maintain their respective books in accordance with GAAP, conduct their respective business and operations only in accordance with safe and sound banking and business practices (including its current loan underwriting and approval policies), and, except as set forth on Schedule 6.1(a) of the CSFC Disclosure Schedule, use all reasonable efforts to (i) preserve intact their present business organizations, (ii) generally keep available the services of their present officers and employees, and (iii) preserve their relationships with customers, suppliers, agents, brokers and others having business dealing with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time.

(b) CSFC and City Savings Bank will, and will cause each CSFC Subsidiary to, use their best efforts to comply promptly with all requirements which Federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to LPSB in connection with any such requirements imposed upon any of them in connection with the Merger.

(c) CSFC and City Savings Bank will, and will cause each CSFC Subsidiary to, use their best efforts to obtain (and to cooperate with LPSB in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or any material consent of any other third party, appropriate or required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. CSFC will not, nor will it permit any of CSFC Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement.

(d) CSFC and City Savings Bank will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that until the Effective Date occurs, CSFC will be permitted to declare and pay a regular semi-annual cash dividend not exceeding $.15 per share. CSFC shall not make any changes in its normal practice and timing of declaring dividends or establishing dividend record or dividend payment dates.

(e) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, sell, lease or otherwise dispose of any assets (including but not limited to real estate owned), except in the ordinary course of business.

(f) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

(g) Except as otherwise contemplated by this Agreement, CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks or any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of CSFC Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights, stock grants or other stock-based employee compensation.

(h) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, create or incur any liabilities, in a single transaction or a series of related transactions, in excess of $10,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any material asset held by it or by any CSFC Subsidiary of any material lien, charge or encumbrance. Notwithstanding the foregoing, in no event will CSFC or any CSFC Subsidiary incur any liabilities or indebtedness relating to: (i) brokered deposits (unless such deposit(s) are one year or less in maturity and the aggregate balance of such deposits are less than $500,000 or such deposit(s) are Indiana public funds bid on by CSFC) or internet deposits; or (ii) borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of one year. In addition, such advances shall not have embedded options in their terms that are exercisable by the Federal Home Loan Bank.

(i) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, (i) grant to any director, officer or employee any increase in compensation in excess of three percent (3%) of such person’s compensation as of the date of this Agreement, (ii) make contributions to any CSFC Existing Plans (except at times and in amounts consistent with past practices), or (iii) pay any bonus or increase any severance or termination pay, or enter into or amend any employment, special termination, change in control, retention, covenant not to compete, severance, SERP or other compensation related agreement with any such person except as contemplated in this Agreement.

(j) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will enter into, renew, extend, amend or modify any lease or license with respect to any property, whether real or personal, with a term of more than one (1) year or payments greater than $20,000 per year.

(k) Except as set forth on Schedule 6.1(k) to the CSFC Disclosure Schedule, neither CSFC, City Savings Bank nor any CSFC Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $20,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days’ notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement.

(l) CSFC or City Savings Bank will not, and will not permit any CSFC Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein.

(m) CSFC or City Savings Bank will, and will cause each CSFC Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. CSFC or City Savings Bank will, and will cause each CSFC Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors’ and officers’ liability insurance policies in order to preserve all rights thereunder with respect to all matters known by CSFC or City Savings Bank which could reasonably give rise to a claim prior to the Effective Time.

(n) CSFC or City Savings Bank will not, and will not permit any CSFC Subsidiary to, amend their respective Articles of Incorporation, Charters, or Bylaws, except as contemplated by this Agreement.

(o) Except as contemplated in Schedule 6.1(o) to the CSFC and City Savings Bank Disclosure Schedule, CSFC will not, and will not permit any CSFC Subsidiary to, enter into, modify or increase: (i) any loan secured by lease receivables provided that this shall not limit CSFC’s right to make loans to current customers to finance vehicles leased to third parties by those customers which loans are secured by the vehicles, (ii) any loan secured by commercial or multi-family real estate involving an amount in excess of $250,000, or any amount which, when aggregated with any and all loans to the same or related borrowers, would be in excess of $500,000 (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20 and a loan value ratio in accordance with regulatory guidelines), (iii) any unsecured business loan, (iv) any other business loan involving an amount in excess of $50,000, (and in any event only if such loan has an existing debt service coverage ratio of not less than 1.20), (v) any loan or credit commitment (including letters of credit) which is secured by property located outside of the State of Indiana other than conforming residential real estate loans subject to a binding commitment from a third party at the time of origination to purchase the loan within thirty days of origination; and (vi) any loan or credit commitment (including letters of credit) to, or make any investment or agree to make an investment in, any person or entity: (A) to any person or entity involving an amount in excess of $300,000 or in any amount which, when aggregated with any and all loans or credit commitments of CSFC and City Savings Bank to such person or entity or related entities, would be in excess of $500,000 (and in any event only if such loan has a loan to value ratio of not greater than 80% unless private mortgage insurance is purchased); (B) to any person other than in accordance with its lending policies as in effect on the date hereof; or (C) to any person or entity any of the loans or other extensions of credit to which, or investments in which, are delinquent, non-performing or on a “watch list” or similar internal report of CSFC or City Savings Bank; provided, however, that nothing in this subsection shall prohibit CSFC or City Savings Bank from honoring any contractual obligation in existence on the date of this Agreement.

(p) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to (i) originate or modify any residential loans that do not conform to FNMA/FHLMC standards, unless such loan (a) has a balance of $250,000 or less and loan to value ratios that conform to FNMA/FHLMC standards (or private mortgage insurance that reduces their credit exposure to such standards), (b) is a loan which conforms to FNMA/FHLMC standards except that it is for the purpose of construction of a residence, or (c) is subject to a binding commitment from a third party to purchase the loan within 30 days of origination or (ii) purchase any loan or loan participation, except for loans purchased pursuant to City Savings Bank’s contractual obligations under its Mortgage Loan Repurchase Agreement dated November 1, 2005, with VanDyk Mortgage Corp., Inc., its Mortgage Loan Repurchase Agreement dated May 30, 2003, with American Fidelity Mortgage Services, Inc., and its Mortgage Loan Repurchase Agreement dated December 1, 2003, with Brokers Mortgage Company.

(q) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code.

(r) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, materially restructure or materially change their investment securities portfolios, through purchases, sales or otherwise, or change the manner in which the portfolios are classified or reported (in accordance with FAS 115 or otherwise). However, City Savings Bank and CSFC may purchase U.S. Treasury or Agency securities with final maturity of five years or less.

(s) Except as required by applicable law or regulation, CSFC and City Savings Bank (i) will not, and will not permit any CSFC Subsidiary to, implement or adopt any material change in their interest rate and other risk management policies, procedures or practices, and (ii) will, and will cause each CSFC Subsidiary to, follow its existing policies and practices with respect to managing their exposure to interest rate and other risk and to use commercially reasonable means to avoid any material increase in their aggregate exposure to interest risk.

(t) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, derivative or synthetic mortgage product or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risks.

(u) CSFC and City Savings Bank will not, and will not permit any CSFC Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of CSFC or any CSFC Subsidiary, any five percent shareholder of CSFC, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is of the type or nature sought to be regulated in 12 U.S.C. 371c and 12 U.S.C. 371c-1. For purposes of this Subsection, “control” shall have the meaning associated with that term under 12 U.S.C. 371c.

(v) CSFC will promptly advise LPSB orally and in writing of any event or series of events which has a CSFC Material Adverse Effect.

(w) Except as set forth in the CSFC Disclosure Schedule, neither CSFC, City Savings Bank nor any CSFC Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $20,000 in aggregate value.

(x) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $20,000; provided, further, any computer or network equipment acquired by CSFC or City Savings Bank shall satisfy certain standards and specifications acceptable to LPSB.

(y) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will file any application to relocate operations from existing locations.

(z) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will create or incur any mortgage, lien, pledge, or security interest, against or in respect of any property or right of CSFC or any CSFC Subsidiary.

(aa) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, in the ordinary course of business.

(bb) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $10,000.

(cc) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspects of its business or operations, except for such changes as may be required by the rules of the AICPA or the FASB or by governmental authorities or by law.

(dd) Neither CSFC, City Savings Bank nor any CSFC Subsidiary, will knowingly or intentionally default under the terms of any material agreement to which CSFC or any CSFC Subsidiary is party.

6.2 Acquisition Transactions.

(a) Promptly following the execution of this Agreement, CSFC shall take affirmative steps necessary to discontinue, and thereafter not initiate, solicit or knowingly encourage (including by way of furnishing any information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by CSFC or any of the CSFC Subsidiaries to take any such action, and CSFC shall promptly notify LPSB orally, and confirm in writing all of the relevant details relating to all inquiries and proposals which CSFC or a CSFC Subsidiary may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of CSFC from: (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the CSFC Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with LPSB; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of CSFC, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the CSFC Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and (ii) the CSFC Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to the CSFC shareholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by CSFC in compliance with this section 6.2 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” CSFC agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. CSFC agrees that it will notify LPSB immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with CSFC or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep LPSB informed of any material developments with respect thereto immediately upon the occurrence thereof.

(b) In the event that the Board of Directors of CSFC determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify LPSB in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. LPSB shall have five business days to evaluate and respond to CSFC’ notice. If LPSB notifies CSFC in writing prior to the expiration of the five business days period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “LPSB Proposal”), then CSFC shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its shareholders of, such Superior Proposal. Such notice by LPSB shall specify the new Merger Consideration. CSFC shall have five calendar days to evaluate the LPSB Proposal.

(c) In the event that the Board of Directors CSFC determines in good faith, upon the advice of its financial advisor and outside counsel, that the LPSB Proposal is not at least equal to the Superior Proposal, CSFC can terminate this Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to CSFC’ shareholders of, the Superior Proposal as provided in Section 8.1(k).

6.3 Plan of Reorganization. Within 30 days of the date hereof, LPSB shall adopt a Plan of Mutual Holding Company Reorganization and Minority Stock Issuance (“Plan of Reorganization”) in connection with the Reorganization and Minority Stock Offering. Such Plan shall conform in all respects with HOLA and the requirements and regulations of the OTS. Subject to the terms and conditions of this Agreement, including without limitation Section 2.5(b), such Plan shall provide for a percentage of shares of Bancorp Common Stock to be issued in the Minority Stock Offering to persons other than LaPorte MHC so as to permit the issuance of the Stock Consideration to the CSFC Shareholders. LPSB shall promptly prepare and file with the OTS a Form MHC-2 and shall promptly prepare and file with the SEC a Registration Statement in connection with the Minority Stock Offering. LPSB shall promptly respond to any and all comments it receives on such filings from the respective staffs of the IDFI and FDIC and shall use its best efforts to obtain approval of such application and have the Registration

Statement declared effective. Bancorp will commence the Minority Stock Offering promptly after receipt of all requisite regulatory clearances and approvals.

6.4 Formation of Merger Corp. LPSB shall take all actions necessary to incorporate and organize or to cause to be incorporated and organized Interim One (to become LaPorte MHC), Interim Two, and Bancorp, and to carry out the transactions contemplated by Section 2.8 of this Agreement. LPSB shall take the steps necessary, if any, to ensure that Bancorp as sole shareholder of Merger Corp. approves the Corporate Merger.

6.5 CSFC Options. CSFC shall cause each executive officer and director of CSFC who is the holder of an option outstanding under the CSFC Stock Option Plan, and shall use its best efforts to cause each other holder of an option outstanding under the CSFC Stock Option Plan to agree in writing to cancel any of their outstanding options to acquire shares of CSFC Common Stock in exchange for the consideration set forth in Section 2.5 herein.

6.6 Environmental Reports. Within ten (10) business days after the date hereof, LPSB may engage, or cause to be engaged, at its own cost and expense, an environmental consulting firm that is reasonably acceptable to CSFC (the “Environmental Consultant”) in connection with the implementation by the Environmental Consultant of a physical examination and investigation (a “Phase II”) with respect to the underground storage tank (the “Tank”) located in City Savings Bank’s real property located at 2000 Franklin Street, Michigan City, IN 46360 (the “Franklin Property”). CSFC shall cooperate with the Environmental Consultant in connection with the Phase II, and at all times CSFC shall have access to all field data, analytical data and analytical results obtained or generated in connection with the Phase II. Upon LPSB’s receipt of a final written report of the Environmental Consultant with respect to the Phase II, LPSB shall promptly furnish to CSFC true and correct copies of any such report, including any analytical data, correspondences, notices or other materials relating thereto, that LPSB receives with respect to the Franklin Property. In the event the Phase II report indicates the presence of an Environmental Condition with respect to the Franklin Property, LPSB shall promptly obtain (but in any case within a reasonable time prior to the Closing Date), at CSFC’s or City Savings Bank’s cost and expense, from the Environmental Consultant a good faith estimate (reasonably acceptable to the parties) of the cost and expense necessary to remediate, cleanup, abate and restore such Environmental Condition (a “Remediation Estimate”). For purposes of this Agreement, “Environmental Condition” shall mean (1) a Hazardous Material present in the soil and/or groundwater at the Franklin Property which violates an Environmental Law; or (2) a Release of a Hazardous Material from the Tank at the Franklin Property which violates an Environmental Law.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

7.1 Conditions to Each Parties Obligations to Effect the Merger. The respective obligations of LPSB, City Savings Bank and CSFC to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following conditions precedent:

(a) No Litigation. No suit, action or other proceeding shall be pending or overtly threatened before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and, in either case, where in the reasonable judgment of either LPSB, City Savings Bank or CSFC, such suit, action or other proceeding, is likely to have a Material Adverse Effect with respect to such party’s interest.

(b) Approval of CSFC Shareholders. This Agreement and the Merger shall have received the requisite approval and authorization of the CSFC Shareholders.

(c) Regulatory Approvals.

(i) The Merger, this Agreement, the transactions contemplated hereby, shall have been approved by the OTS, the IDFI, the FDIC and any other governmental entities whose approval is necessary, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied, and all waiting periods relating to such approvals shall have expired. The Minority Stock Offering also shall have been approved by the OTS and any other governmental entity whose approval is necessary in order to proceed with the Minority Stock Offering.

(ii) No permission, approval, determination, consent or waiver received pursuant to Section 7.1(c)(i) of this Agreement shall contain any condition applicable to LPSB or Bancorp which is, in the reasonable judgment of LPSB, materially burdensome upon the conduct of LPSB’s or Bancorp’s business or which would so adversely impact the economic and business benefits of the Merger to LPSB or Bancorp so as to render it inadvisable to proceed with the Merger.

(d) Reorganization and Minority Stock Offering. The Reorganization and Minority Stock Offering shall have occurred. All such events which shall occur simultaneously with the Closing shall occur simultaneously with Closing.

(e) Registration Statement. The Registration Statement shall have been declared effective and no stop order shall have been instituted or threatened.

(f) Tax Opinion. CSFC, City Savings Bank and LPSB shall have received an opinion of LPSB’s counsel or independent auditors, in form and substance reasonably acceptable to CSFC, City Savings Bank and LPSB, to the effect that the Merger will constitute a reorganization under Section 368 of the Code and the shareholders of CSFC will not recognize any gain or loss to the extent that such shareholders exchange their CSFC Shares for LPSB Shares. Each of CSFC, City Savings Bank and LPSB shall upon request execute and deliver to such counsel a certificate or certificates setting forth certain factual matters necessary to for the basis for such opinions.

7.2 Conditions to Obligation of LPSB. The obligation of LPSB to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

(a) Compliance with Agreement. CSFC and City Savings Bank shall have performed and complied in all material respects with all of their covenants, agreements and other obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date and as of the Effective Time.

(b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to LPSB, and CSFC and City Savings Bank shall have made available to LPSB for examination the originals or true and correct copies of all documents LPSB may reasonably request in connection with the transactions contemplated by this Agreement.

(c) Representations and Warranties of CSFC. Each of the representations and warranties of CSFC and City Savings Bank contained in Article IV of this Agreement shall be true and correct (i) as of the date hereof and, (ii) as of the Effective Time with the same force and effect as though made on and as of the date hereof, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on CSFC or City Savings Bank.

(d) No Material Adverse Change. During the period from the date of this Agreement to the Closing Date and as of the Effective Time there shall not have occurred, and there shall not exist on the Closing Date and as of the Effective Time, any condition(s) or fact(s) having individually or in the aggregate a Material Adverse Effect on CSFC or City Savings Bank.

(e) Deliveries at Closing. CSFC and City Savings Bank shall have delivered to LPSB such certificates and documents of officers of CSFC and City Savings Bank and public officials as shall be reasonably requested by Bancorp to establish the existence of CSFC and City Savings Bank and the due authorization of this Agreement and the transactions contemplated by this Agreement by CSFC or City Savings Bank.

(f) Accountant(s) Letters. Bancorp shall have received a copy of the following comfort letter(s) from BKD LLP, which shall be in form and substance reasonably satisfactory to LPSB and shall contain information concerning the financial condition and operations of CSFC and City Savings Bank: (i) the letter(s) described in Section 3.6 of this Agreement; and (ii) similar letter(s) dated the Closing Date.

(g) Stock Listing. CSFC Common Stock shall continue to have been listed on the OTC Bulletin Board.

(h) Stock Options. All of the CSFC Stock Options outstanding immediately prior to the Effective Time shall have been terminated or canceled as contemplated in Section 2.4 herein.

(i) Cash in Lieu of Options. The cash payment contemplated in Section 6.5 herein shall have been made, and the written agreement contemplated in Section 6.5 herein shall have been entered into.

(j) Required Consents. In addition to Regulatory Approvals, CSFC and City Savings Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect CSFC and CSFC Subsidiaries, taken as a whole.

7.3 Conditions to Obligation of CSFC and City Savings Bank. The obligation of CSFC and City Savings Bank to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing and as of the Effective Time of the following additional conditions precedent:

(a) Compliance with Agreement. LPSB shall have performed and complied in all material respects with all of its covenants, agreements and other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date and as of the Effective Time.

(b) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to CSFC, and LPSB shall have made available to CSFC for examination the originals or true and correct copies of all documents which CSFC may reasonably request in connection with the transactions contemplated by this Agreement.

(c) Representations and Warranties of LPSB. Each of the representations and warranties of LPSB contained in Article V of this Agreement shall be true and correct as of the Effective Time with the same force and effect as though made on and as of the date hereof and, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and except for those breaches which individually or in the aggregate do not or would not be reasonably likely to have a Material Adverse Effect on LPBS.

(d) Deliveries at Closing. LPSB shall have delivered to CSFC such certificates and documents of officers of LPSB and of public officials as shall be reasonably requested by CSFC to establish the existence of LPSB and the due authorization of this Agreement and the transactions contemplated by this Agreement by Bancorp.

(e) Opinion of Financial Advisor. CSFC shall have received the opinion of Keefe, Bruyette & Woods, Inc. dated the date on which the CSFC Proxy Statement is first mailed to CSFC Shareholders, to the effect that the consideration to be received in the Merger by the CSFC Shareholders is fair to the CSFC Shareholders from a financial point of view.

(f) Stock Listing. Shares of Bancorp Common Stock shall have been approved for quotation on the OTC Bulletin Board or the NASDAQ Stock Market.

(g) Receipt of Merger Consideration. The Exchange Agent in its fiduciary capacity shall have certified receipt of the aggregate Merger Consideration for all shares of CSFC Common Stock to be acquired hereunder.

(h) Required Consents. In addition to Regulatory Approvals, LPSB shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely affect LPSB and LPSB Subsidiaries, taken as a whole.

ARTICLE VIII.

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of CSFC:

(a) By the mutual written agreement of LPSB and CSFC;

(b) By either LPSB or CSFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 7.2(c) or 7.3(c), as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by LPSB to CSFC (or by CSFC to LPSB) of such breach;

(c) By either LPSB or CSFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Bancorp to CSFC (or by CSFC to LPSB) of such failure;

(d) By either LPSB or CSFC, if the Closing shall not have occurred by December 31, 2007 or such later date as shall have been agreed to in writing by LPSB and CSFC; provided, that no party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

(e) By either LPSB or CSFC if the shareholders of CSFC shall have voted at the CSFC Meeting and such vote shall not have been sufficient to approve the Agreement;

(f) By either LPSB or CSFC (i) if final action has been taken by a government entity whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby or thereby (other than the Minority Offering), which final action (x) has become unappealable, and (y) does not approve or state a non-objection to this Agreement or the transactions contemplated hereby or thereby, (ii) if any regulatory authority whose approval or non-objection is required in connection with this Agreement and the transactions contemplated hereby or thereby (other than the Minority Offering) has stated in writing that it will not issue the required approval or non-objection, or (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) By either LPSB or CSFC (i) if final action has been taken by a government entity whose approval or non-objection is required in connection with the Minority Offering, which final action (x) has become unappealable, and (y) does not approve or state a non-objection to the Minority Offering, or (ii) if any regulatory authority whose approval or non-objection is required in connection with the Minority Offering has stated in writing that it will not issue the required approval or non-objection, (iii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Minority Offering and such order, decree, ruling or other action shall have become final and nonappealable;

(h) By either LPSB or CSFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger, as set forth in Article VII, cannot be satisfied or fulfilled by December 31, 2007;

(i) By LPSB if (x) at any time prior to the CSFC Meeting, the CSFC Board of Directors shall have failed for any reason to make its recommendation referred to in Section 3.18, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of LPSB, or (y) the CSFC Board of Directors shall have failed for any reason to call, give notice of, convene and hold the CSFC Meeting as required by Section 3.18 hereof;

(j) By LPSB if a tender offer or exchange offer for 25% or more of the outstanding shares of CSFC Common Stock is commenced (other than by LPSB), and the CSFC Board of Directors recommends that the shareholders of CSFC tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act;

(k) At any time prior to the CSFC Meeting, by CSFC in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by CSFC and the CSFC Board of Directors in compliance with Section 6.2 hereof, provided, however, that this Agreement may be terminated by CSFC pursuant to this Section 8.1(k) only after the business day following LPSB’s receipt of written notice from CSFC advising LPSB that CSFC is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during the five business day period referred to in Section 6.2 hereof, LPSB does not make an offer to CSFC that CSFC’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal; or

(l) By LPSB, if, on the basis of the Phase II report of the Environmental Consultant with respect to the Franklin Property referred to in Section 6.6 herein (A) the Remediation Estimate exceeds the sum of $250,000, or (B) that the costs and expenses necessary to remediate, cleanup, abate, and restore all Environmental Conditions on the Franklin Property with respect to the Tank cannot be reasonably estimated by the Environmental Consultant with any degree of certainty but could reasonably be expected to exceed the sum of $250,000 in the aggregate.

8.2 Effect of Termination. (a) In the event of termination of this Agreement pursuant to any provision of Section 8.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Section 3.1 and Article VIII, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) In recognition of the efforts, expenses and other opportunities foregone by LPSB while structuring and pursuing the Merger, the parties hereto agree that CSFC shall pay to LPSB a termination fee of seven hundred fifty thousand dollars ($750,000) (the “CSFC Termination Fee”) in the manner and subject to the conditions set forth below if:

(i) this Agreement is terminated by LPSB pursuant to Sections 8.1(b) or 8.1(c) and, in each case, within 18 months after such termination CSFC or a CSFC Subsidiary enters into any agreement with respect to, or consummates, any Acquisition; or

(ii) this Agreement is terminated by either LPSB or CSFC pursuant to Section 8.1(e), and a bona fide Acquisition Proposal or any Person’s intention to make a bona fide Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CSFC or the CSFC Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of CSFC contemplated by this Agreement at the CSFC Meeting; or

(iii) this Agreement is terminated by CSFC pursuant to Section 8.1(k).

In the event the CSFC Termination Fee shall become payable pursuant to Section 8.2(b) (ii) or (iii) (x) CSFC shall pay to LPSB a termination fee of three hundred seventy-five thousand dollars ($375,000) on or before the third Business Day following termination of this Agreement, and (y) if within 18 months after such termination CSFC or a CSFC Subsidiary enters into any agreement with respect to, or consummates, any Acquisition, CSFC shall pay to LPSB the CSFC Termination Fee (net of any payment made pursuant to clause (x) above) on the earliest of the date of execution of such agreement or consummation of the Acquisition. Any amount that becomes payable pursuant to this Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account designated by LPSB. If CSFC does not effect an Acquisition within 18 months after the termination of this Agreement as a result of matters described in Section 8.2(b) (ii), or (iii), no termination fee over and above the first $375,000 shall be owed by CSFC under this Agreement. Notwithstanding any contrary provision herein, if this Agreement is terminated under Section 8.2(b)(i), no portion of the Termination Fee shall become payable unless and until CSFC or a CSFC Subsidiary enters into an agreement with respect to, or consummates, an Acquisition within 18 months after such termination, in which case the entire Termination Fee shall become payable on the earliest of the date of execution of such agreement or consummation of the Acquisition.

(c) Except as provided in Sections 8.2(b) and 8.3, whether or not the Merger is consummated, all out of pocket expenses, including, without limitation, reasonable legal accounting and investment banking expenses incurred by such other party in connection with the entering into this Agreement and the carrying out of all acts contemplated hereunder (collectively referred to hereunder as the “Costs”) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such Costs.

(d) In no event shall any officer, agent, or Board members of CSFC, any CSFC Subsidiary, LPSB or any LPSB Subsidiary, be personally liable thereunder for any default by any party in any of its obligations hereunder unless any such default was intentionally caused by such officer, agent or Board members.

(e) In no event shall LPSB be entitled to receive more than $750,000 under this Section 8.2.

8.3 Willful Breach. Notwithstanding any other provision herein to the contrary, the parties hereto shall remain liable to each other for damages for their willful breach of any provision of this Agreement.

ARTICLE IX.

MISCELLANEOUS

9.1 Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the other documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the CSFC Shareholders, except that after such approval no amendment shall be made without the further approval of the CSFC Shareholders if such amendment: alters or changes the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of CSFC Common Stock, or alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the CSFC Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.2 Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 3.1, Article VIII, and Article IX of this Agreement and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing, except for those covenants and agreements contained in Sections 3.5, 3.12, and 8.2(c) and in Article IX and any other provision of this Agreement which by its terms applies or is to be performed in whole or in part after the Effective Time.

9.3 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Indiana except to the extent federal law may apply.

9.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

9.5 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or two days after deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

IF TO BANCORP:	LaPorte Bancorp, Inc.
Lee A. Brady
President and Chief Executive Officer
710 Indiana Avenue
LaPorte, IN 45350-3461
Fax No.: (219) 324-2269

with a copy to:	Kip A. Weissman, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Washington, DC 20015
Fax No.: (202) 274-2029

IF TO CSFC:	City Savings Financial Corporation
Thomas F. Swirski
President and Chief Executive Officer
2000 Franklin Street
Michigan City, IN 46360
Fax No.:

with a copy to:	Claudia V. Swhier, Esq.
Barnes & Thornburg LLP
11 South Meridian Street
Indianapolis, IN 46204
Fax No.: (317) 231-7433

9.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

9.7 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

9.8 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement. If, however, any provision of this Agreement is held invalid by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a result which is not materially different.

9.9 Specific Performance. The parties agree that the assets and business of CSFC as a going concern constitute unique property. There is no adequate remedy at Law for the damage which any party might sustain for failure of the other parties to consummate the Merger and the transactions contemplated by this Agreement, and accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the Merger pursuant to this Agreement.

9.10 No Reliance. Except for the parties to this Agreement and any Indemnified Parties under Section 3.5 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

9.11 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest LPSB with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of CSFC, the officers of LPSB are fully authorized to take any such action in the name of CSFC.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

The LAPORTE SAVINGS BANK

By:	/s/Lee A. Brady
Lee A. Brady President and Chief Executive Officer

CITY SAVINGS FINANCIAL CORPORATION

By:	/s/Thomas F. Swirski
Thomas F. Swirski President and Chief Executive Officer

CITY SAVINGS BANK

By:	/s/Thomas F. Swirski
Thomas F. Swirski President and Chief Executive Officer